                                                                    EXHIBIT 10.9


--------------------------------------------------------------------------------



                       AMENDED AND RESTATED LOAN AGREEMENT


                                     BETWEEN


                             POWELL INDUSTRIES, INC.

                                   as Borrower


                                       AND


                              BANK OF AMERICA, N.A.

                                    as Lender




                          Dated as of October 25, 2001



--------------------------------------------------------------------------------

                                TABLE OF CONTENTS

                                                                          Page
SECTION 1 DEFINITIONS........................................................1
     1.1      Definitions....................................................1
     1.2      Accounting Terms..............................................13
     1.3      Other Terms...................................................13
     1.4      References....................................................13
     1.5      Sections......................................................13
     1.6      Number and Gender.............................................13
     1.7      Incorporation of Exhibits.....................................13
     1.8      Certain Other Matters of Construction.........................14
     1.9      Calculation of Financial Covenants............................14
SECTION 2 CONDITIONS........................................................14
     2.1      Conditions to Initial Advance by Lender.......................14
     2.2      Conditions Precedent to Future Advances.......................15
SECTION 3 THE COMMITMENT....................................................16
     3.1      Revolving Loan................................................16
     3.2      Method of Issuing Letters of Credit...........................17
     3.3      Purpose.......................................................19
     3.4      Borrowing Procedure for Revolving Note........................19
     3.5      Payments......................................................20
     3.6      Payments of Subordinated Liabilities..........................20
     3.7      Assignment of Accounts........................................20
     3.8      Fees..........................................................20
     3.9      Overdrafts....................................................21
     3.10     Prepayment....................................................21
     3.11     Newly Formed or Acquired Subsidiaries.........................22
     3.12     Waiver........................................................22
SECTION 4 TERMS OF FACILITIES...............................................22
     4.1      Optional Interest Rates.......................................22
     4.2      Payments of Principal and Interest............................25
SECTION 5 REPRESENTATIONS AND WARRANTIES....................................26
     5.1      Representations and Warranties of Borrower....................26
SECTION 6 AFFIRMATIVE COVENANTS.............................................31
     6.1      Covenants of Borrower.........................................31
SECTION 7 NEGATIVE COVENANTS................................................35
     7.1      Negative Covenants of Borrower................................35
SECTION 8 EVENTS OF DEFAULT.................................................37
     8.1      Events of Default.............................................37
SECTION 9 RIGHTS AND REMEDIES OF LENDER.....................................40
     9.1      Acceleration..................................................40
     9.2      Additional Rights.............................................40
     9.3      Termination of Obligations....................................40
     9.4      Swap Contracts................................................40

SECTION 10 MISCELLANEOUS....................................................40
     10.1     Other Loans...................................................40
     10.2     No Duty or Special Relationship...............................41
     10.3     Other Remedies Not Required...................................41
     10.4     NO CONTROL BY LENDER..........................................41
     10.5     No Partnership................................................41
     10.6     Representations and Warranties................................41
     10.7     Notice........................................................42
     10.8     Prior Loan Agreement..........................................42
     10.9     Waiver Fee....................................................42
     10.10    Fee for Late Financial Statements.............................42
     10.11    Lender as Principal Depository................................43
     10.12    Binding Effect................................................43
     10.13    Limited Waiver of Confidentiality.............................43
     10.14    Inconsistencies and Conflicts.................................43
     10.15    Renewal of Indebtedness.......................................43
     10.16    No Waiver.....................................................43
     10.17    APPLICABLE LAW................................................43
     10.18    Amendment.....................................................43
     10.19    Future Advances...............................................44
     10.20    Severability..................................................44
     10.21    Lender's Discretion...........................................44
     10.22    Entire Agreement..............................................44
     10.23    Counterparts..................................................44
     10.24    Privacy Statement.............................................44
     10.25    Controlling Agreement.........................................44
     10.26    Business Loans................................................45
     10.27    Arbitration and Waiver of Jury Trial..........................45

                       AMENDED AND RESTATED LOAN AGREEMENT

                  THIS AMENDED AND RESTATED LOAN AGREEMENT (this "AGREEMENT") is made and entered into as of this 25th day of October, 2001, by and between POWELL INDUSTRIES, INC., a Nevada corporation ("BORROWER"), and BANK OF AMERICA, N.A., a national banking association ("LENDER").

                                   WITNESSETH:

                  In consideration of the mutual covenants and agreements herein contained, Lender and Borrower agree as follows:

                                    SECTION 1
                                   DEFINITIONS

         1.1 Definitions. In addition to the defined terms set forth elsewhere herein, the following terms shall have the meanings set forth below:

         "ACCOUNT DEBTOR" shall mean the party who is obligated on or under any Account.

         "ACCOUNTS", "CHATTEL PAPER", "EQUIPMENT", "FIXTURES", "GENERAL INTANGIBLES", "INSTRUMENTS", and "INVENTORY" shall have the same respective meanings as are assigned these terms under the Uniform Commercial Code, as adopted in Texas.

         "ADJUSTED LIBOR RATE" shall mean the lesser of (a) the LIBOR Rate, plus the Applicable Margin, or (b) the Maximum Rate.

         "ADJUSTED PRIME RATE" shall mean the lesser of (a) the Effective Prime Rate in effect on such day, plus the Applicable Margin, or (b) the Maximum Rate.

         "AFFILIATE" means, as to any Person, any other Person that, directly or indirectly, through one or more intermediaries controls, is controlled by, or is under common control with, such Person or any Subsidiary of such Person. The term "CONTROL" (including the terms "CONTROLLED BY" or "UNDER COMMON CONTROL WITH") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership, by contract, or otherwise.

         "APPLICABLE MARGIN" shall mean, with respect to interest rates for each Note, determined as of the last day of each fiscal quarter then most recently ended (except as hereafter provided), at such times as the relevant Funded Debt to EBITDA Ratio is in one of the following ranges, the percentage per annum set forth opposite such Funded Debt to EBITDA
         Ratio:

                                                         APPLICABLE     APPLICABLE
                                         APPLICABLE        MARGIN         MARGIN
         FUNDED DEBT                    MARGIN LIBOR     PRIME RATE     COMMITMENT
          TO EBITDA                       TRANCHES         TRANCHE         FEE
         -----------                    ------------     ----------     ----------

         less than 1.25X                     .75%             0%           .20%

         greater than or equal to
         1.25 x but less than 1.75X         1.00%             0%           .25%

         greater than or equal to
         1.75X                              1.25%             0%           .25%


         The Applicable Margin will be determined from Borrower's most recent quarterly Compliance Certificate received by Lender as required by
         Section 6.1(d)(iv). The Applicable Margin will be in effect from the first day of the month following receipt of that Compliance Certificate until but not including the first day of the month following receipt of the next Compliance Certificate. Until the first day of the month following receipt by Lender of the Compliance Certificate for the fiscal quarter ending on October 31, 2001, the Applicable Margin will be based upon the applicable percentage per annum in the above table when the Funded Debt to EBITDA Ratio is less than 1.25 to 1.0. If any Compliance Certificate is not delivered on time as required by this Agreement, the Applicable Margin from the date such Compliance Certificate was due until Lender receives it will be the highest level set forth above.

         "AUTHORIZED OFFICER" shall mean, as to any Person, any officer of such Person who is duly authorized by the board of directors, or its equivalent, of such Person to execute the Loan Documents or any other documents or certificates to be executed by such Person hereunder in connection with this Agreement (and the transactions described herein).

         "AUTOBORROW AGREEMENT" shall mean the Autoborrow Service Agreement of even date herewith between Borrower and Lender, as may be modified, supplemented, restated, replaced, and amended.

         "AUTOBORROW SUBLIMIT" shall mean the amount of credit to Borrower provided in accordance with the terms of the Autoborrow Agreement (which is acknowledged and agreed to be $2,000,000.00).

         "BONDS" shall mean the $8,000,000.00 Illinois Development Finance Authority Industrial Development Revenue Bonds (Delta-Unibus, Inc. Project) Series 2001.

         "BORROWER" and "LENDER" shall mean the parties identified above.

         "BUSINESS DAY" shall mean a day, other than Saturday or Sunday, when Lender is open for conducting all of its normal commercial banking and other business activities.

         "CAPITALIZED LEASE OBLIGATION" shall mean any indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of such indebtedness shall be the capitalized amount of such obligations determined in accordance with GAAP.

         "COMPLIANCE CERTIFICATE" shall mean that certain certificate in the form of Exhibit "A" attached hereto and made a part hereof for all purposes.

         "DEBT" of any Person means at any date, without duplication of amounts,
         (a) all indebtedness, obligations and liabilities of such Person for borrowed money, (b) all indebtedness, obligations and liabilities of such Person evidenced by bonds, debentures, notes, bankers acceptances or other similar instruments, whether recourse or non-recourse and whether secured or unsecured, (c) all obligations of such Person issued or assumed as the deferred purchase of property or services (other than unsecured accounts payable, accrued expenses, deferred compensation, and other pension, benefit and welfare expenses arising in the ordinary course of business), (d) all Capitalized Lease Obligations of such Person, (e) all obligations, after netting, of such Person in respect of Swap Contracts or other agreements, devices or arrangements designed to protect against fluctuations in commodity prices or currency exchange rates, (f) all amounts available for drawing under all letters of credit issued for the account of such Person and all amounts drawn under all such letters of credit for which such Person has an outstanding reimbursement obligation, (g) all mandatory obligations of such Person to redeem or repurchase its outstanding capital stock at any time prior to the date six (6) months after the Termination Date,
         (h) all synthetic leases and other off balance sheet obligations of such Person, (i) obligations of other Persons, whether or not assumed, secured by Liens upon property or payable out of the proceeds or production from Property owned or acquired by such Person, but only to the extent of such Property's fair market value, and (j) any liabilities of others of the type described in the preceding clauses
         (a) through (i) in respect of which such Person has incurred, assumed or acquired a liability by means of a Guaranty. For purposes of this Agreement, the Debt of any Person shall include the Debt of any partnership or joint venture to which such Person is a party, to the extent such Debt is recourse to such Person.

         "DEFAULT" shall mean any of the events specified in Section 8 of this Agreement, whether or not any requirement for the giving of notice or lapse of time or other condition precedent has been satisfied.

         "DISTRIBUTION" shall mean and include (a) the payment of any dividends or other distributions on capital stock of the corporation (except distributions in such stock) and (b) the redemption or acquisition of its securities unless made contemporaneously from the net proceeds of the sale of securities.

         "EBITDA" shall have the meaning assigned to that term in Section 6.1(a)(ii).

         "EFFECTIVE PRIME RATE" shall mean (a) for that portion of the principal balance of any Note that does not exceed $5,000,000.00, the Prime Rate, minus one-half percent (1/2%) per annum, and (b) for that portion of the principal balance of any Note equal to or in excess of $5,000,000.00, the Prime Rate.

         "ENVIRONMENTAL COMPLAINT" shall mean any written or oral complaint, order, directive, claim, citation, notice of environmental report or investigation, or other notice by any Governmental Authority or any other Person with respect to (a) air emissions, (b) spills, releases, or discharges to soils, any improvements located thereon, surface water, groundwater, or the sewer, septic, waste treatment, storage, or disposal systems servicing any Property of Borrower, (c) solid or liquid waste disposal, (d) the use, generation, storage, transportation, or disposal of any Hazardous Substance, or (e) other environmental, health, or safety matters affecting any Property of Borrower or the business conducted thereon.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, from time to time, and the rules and regulations promulgated thereunder and the interpretations thereof.

         "EVENT OF DEFAULT" shall mean any of the events specified in Section 8 of this Agreement, provided that any applicable requirements specifically provided for in Section 8 for notice, lapse of time, or otherwise have been satisfied.

         "FINANCIAL STATEMENTS" shall mean the financial statements of Borrower and Guarantors, which have been delivered to Lender as a condition precedent to Lender's obligations under and pursuant to this Agreement.

         "FUNDED DEBT TO EBITDA RATIO" shall mean a ratio, calculated on a consolidated basis, of all outstanding liabilities for borrowed money and other interest-bearing liabilities, including current and long-term debt (which shall include, without limitation, the Bonds), less the non-current portion of Subordinated Liabilities, to EBITDA. The Funded Debt to EBITDA ratio shall be calculated quarterly as of the end of each fiscal quarter on a rolling four quarter basis.

         "GAAP" shall mean generally accepted accounting principles established by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants and in effect in the United States from time to time, applied on a basis consistent with that of the preceding fiscal year of Borrower, reflecting only such changes in accounting principles or practice with which the independent public accountants of Borrower concur.

         "GOVERNMENTAL AUTHORITY" shall mean any nation, country, commonwealth, territory, government, state, county, parish, municipality, agency, or other political subdivision and any entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government, including, without limitation, any state agencies and Persons responsible in whole or in part for environmental matters in the states in which Borrower is located or otherwise conducting its business activities and the United States Environmental Protection Agency.

         "GUARANTORS" shall mean, collectively, all Subsidiaries of Borrower, whether now existing or hereafter created and/or acquired.

         "GUARANTY" means, for any Person, without duplication, any liability, contingent or otherwise, of such Person guaranteeing or otherwise becoming liable for any obligation of any other Person (the "PRIMARY OBLIGOR") in any manner, whether directly or indirectly, and including, without limitation, any liability of such Person, direct or indirect,
         (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such obligation, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such obligation of the payment of such obligation, (c) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such obligation, or (d) otherwise to assure the owner of such obligation against loss in respect thereof; provided, that the term "GUARANTY" does not include endorsements for collection or deposit in the ordinary course of the endorser's business.

         "HAZARDOUS SUBSTANCES" shall mean flammables, explosives, radon, radioactive materials, hazardous wastes, asbestos, urea formaldehyde foam insulation, or any material containing asbestos, polychlorinated biphenyls (PCBs), toxic substances or related materials, petroleum, petroleum products, methane, associated oil or natural gas exploration, production, and development wastes, or any "hazardous substances," "hazardous materials," "hazardous wastes," "toxic substances," or related materials, as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Superfund Amendments and Reauthorization Act, as amended, the Hazardous Materials Transportation Act, as amended, the Resource Conservation and Recovery Act, as amended, the Toxic Substances Control Act, as amended, or any other law or regulation now or hereafter enacted or promulgated by any Governmental Authority.

         "INTELLECTUAL PROPERTY" shall mean patents, patent applications, trademarks, tradenames, copyrights, technology, know-how, and processes.

         "INVESTMENT" shall mean a payment or obligation made or incurred by a Person in the form of cash, loans, guaranties, open accounts, transfers of property, and other extensions of credit.

         "LETTER OF CREDIT" shall mean a standby or commercial letter of credit issued by Lender for the account of Borrower either prior to date hereof pursuant to the Prior Loan Agreement or otherwise, or pursuant to Section 3.2.

         "LETTER OF CREDIT EXPOSURE" shall mean, at any time, the aggregate amount available for drawing under all outstanding Letters of Credit at such time (but shall not include exposure related to the letter of credit issued under the Letter of Credit Reimbursement Agreement).

         "LETTER OF CREDIT FEES" shall mean the fees payable under Section 3.7.

         "LETTER OF CREDIT REIMBURSEMENT AGREEMENT" shall mean the Letter of Credit Reimbursement Agreement of even date herewith between Lender and Delta-Unibus Corp., and relating to Lender's agreement to provide credit support for the Bonds, as it may be modified, amended, supplemented, and restated from time to time.

         "LIEN" shall mean any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and including, but not limited to, the security interest, security title or lien arising from a security agreement, mortgage, deed of trust, deed to secure debt, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term "LIEN" shall include reservations, exceptions, encroachments, easements, right-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting Property. For the purpose of this Agreement, Borrower shall be deemed to be the owner of any Property which it either has acquired or holds subject to a conditional sale agreement or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.

         "LOAN DOCUMENTS" shall mean this Agreement, the Notes, the Autoborrow Agreement, the agreements entered into with respect to Subordinated Liabilities, the Subsidiary Guaranty, and such other instruments, documents, and agreements evidencing, securing, or pertaining to the loans evidenced by the Notes, which have heretofore been or hereafter are from time to time executed and delivered to Lender by Borrower, or any other Person pursuant to this Agreement.

         "MATERIAL ADVERSE CHANGE" shall mean any act, circumstance, or event (including, without limitation, any announcement of action) which (a) causes an Event of Default, (b) otherwise could reasonably be expected to be material and adverse to the financial condition or operations of Borrower, or (c) in any manner could reasonably be expected to materially and adversely affect the validity or enforceability of any Loan Document.

         "MAXIMUM RATE" shall mean, on any day, the maximum nonusurious rate of interest permitted for that day by whichever of applicable federal or Texas law permits the higher interest rate, stated as a rate per annum. On each day, if any, that the Texas Finance Code, as supplemented by art. 1D.003 of the Texas Credit Title, as it may from time to time be amended (the "TEXAS CREDIT CODE"), establishes the Maximum Rate, the Maximum Rate shall be the "WEEKLY RATE CEILING", referred to Section
         303.002 of the Texas Finance Code, after application of Sections
         303.009 of the Texas Finance Code, for that day. Provided, however, that to the extent permitted by applicable law, Lender reserves the right to change, from time to time by further notice and disclosure to Borrower, the ceiling on which the Maximum Rate is based under the Texas Finance Code; and, provided further, that the "highest non-usurious rate of interest permitted by applicable law" for purposes of this Agreement shall not be limited to the applicable rate ceiling under the Texas Finance Code if federal laws or other state laws now or hereafter in effect and applicable to this Agreement (and the interest contracted for, charged and collected thereunder) shall permit a higher rate of interest.

         "NOTES" shall mean the Revolving Note, the Term Note A, and any other note heretofore or hereafter executed and delivered by Borrower to Lender, together with all renewals, increases, replacements, extensions, modifications, and rearrangements of any of the foregoing, as may be entered into from time to time by Borrower and Lender.

         "OBLIGATIONS" shall mean all indebtedness, obligations, and liabilities of Borrower to Lender of every nature and description, now or hereafter existing or arising, whether such indebtedness is direct or indirect, primary or secondary, fixed or contingent or arises out of or is evidenced by a promissory note, deed of trust, security agreement, open account, overdraft, endorsement, surety agreement, guaranty, or otherwise, including, without limitation, all such obligations, liabilities, and indebtedness of Borrower to Lender (or any affiliate of Lender) under or in connection with the Loan Documents and any Swap Contract. Obligations shall include all renewals, extensions and rearrangements of any of the above described obligations and indebtedness.

         "OSHA" shall mean the Occupational Safety and Health Act and all rules and regulations from time to time promulgated thereunder and all amendments thereof and thereto.

         "PAST DUE RATE" shall mean the lesser of (a) the Adjusted Prime Rate, plus 2% per annum or (b) the Maximum Rate.

         "PERMITTED DEBT" of Borrower shall mean:

                           (a) the Debt included in the Obligations;

                           (b) any interest swap or hedging agreements entered
                  into with Lender or with any other institution (to the extent approved by Lender);

                           (c) Subordinated Liabilities;

                           (d) Debt arising from endorsing negotiable
                  instruments for collection in the ordinary course of business;

                           (e) unsecured trade payables that are for goods
                  furnished or services rendered in the ordinary course of business and that are payable in accordance with customary trade terms;

                           (f) Debt related to the Bonds; and

                           (g) additional Debt up to an aggregate amount of
                  $5,000,000.00 at any one time outstanding (which Debt may not be senior to the Obligations).

         "PERMITTED INVESTMENTS" shall mean:

                           (a) securities with maturities of one year or less
                  from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof;

                           (b) certificates of deposit and Eurodollar time deposits with maturities of one year of less from the date of acquisition and overnight bank deposits of any commercial bank (i) having capital and surplus in excess of $500,000,000.00 or (ii) which has a short-term commercial paper rating which satisfies the requirements set forth in clause (d) of this definition;

                           (c) repurchase obligations of any commercial bank satisfying the requirements of clause
                                    (b) or this definition, having a term of not more than 30 days with respect to securities issued, fully guaranteed or insured by the United States Government or any agency thereof;

                           (d) commercial paper rated P-1 by Moody's Investors Service, Inc. or A-1 by Standard & Poor's Ratings Group on the date of acquisition;

                           (e) securities with maturities of one year or less from the date of acquisition which are issued, insured, or fully guaranteed by any state, commonwealth or territory of the United States or by any political subdivision or taxing authority of such state, commonwealth or territory;

                           (f) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) of this definition;

                           (g) shares of money market mutual or similar funds which invest primarily in assets satisfying the requirements of clauses (a) through (f) of this definition;

                           (h) time deposits and certificates of deposit in Lender and other investments, securities and products offered by Lender (including Eurodollar deposits);

                           (i) expense accounts for, and other advances to, directors, officers, and employees in the ordinary course of business;

                           (j) demand deposit accounts maintained in the ordinary course of business;

                           (k)      current trade and customer accounts
                                    receivable that are for goods furnished or services rendered in the ordinary course of business and that are payable in accordance with customary trade terms; and

                           (l) acquisitions of stock and assets of third Persons up to an aggregate amount not to exceed $10,000,000.00.

         "PERMITTED LIENS" shall mean, as applied to the Property of any specified Person:

                           (a) Liens created pursuant to any Loan Document;

                           (b) Liens for taxes and other impositions imposed by
                  a Governmental Authority if the same are not at the time due and delinquent or are being contested in good faith and by appropriate proceedings, and if the specified Person has set aside on its books such reserves as may be required by GAAP;

                           (c) Liens of carriers, warehousemen, mechanics,
                  laborers, materialmen, and landlords and other similar Liens arising by operation of law for sums not yet due or being contested in good faith and by appropriate proceedings, if the specified Person has set aside on its books such reserves as may be required by GAAP, or which have been subordinated in a manner satisfactory to Lender;

                           (d) Liens incurred in the ordinary course of the
                  specified Person's business in connection with workmen's compensation, unemployment insurance and other social security legislation (other than pursuant to ERISA or Section 412(n) of the Code) or to secure liabilities to insurance carriers under insurance or self-insurance arrangements and other obligations of a like nature, so long as, in each case with respect to this clause (d), such Liens do not secure obligations constituting Debt;

                           (e) rights reserved to or vested in any Governmental
                  Authority by the terms of any right, power, franchise, grant, license or permit, or by any provision of law, to terminate such right, power, franchise, grant, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any of the Property of the specified Person;

                           (f) Liens upon Property, including any attachment of
                  Property or other legal process, prior to adjudication of a dispute on the merits, if the same are being contested in good faith and by appropriate proceedings and if the specified Person has set aside on its books such reserves as may be required by GAAP;

                           (g) good faith pledges or deposits made to secure
                  performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases (other than for Capitalized Lease Obligations), or to secure statutory obligations, surety or appeal bonds, or indemnity, performance or other similar bonds in the ordinary course of business; and

                           (h) any interest or title of a lessor in assets being
                  leased to Borrower (other than for Capitalized Lease Obligations).

         "PERSON" shall mean any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof, or any other form of entity.

         "PLAN" shall mean an employee benefit plan of Borrower subject to ERISA.

         "PRIOR LOAN AGREEMENT" shall mean the Business Loan Agreement dated August 21, 1997, between Borrower and Lender, as modified, supplemented, and amended from time to time.

         "PROPERTY" shall mean any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

         "RELEASE OF HAZARDOUS SUBSTANCES" shall mean any emission, spill, release, leak, disposal, or discharge, except in accordance with a valid permit, license, certificate, or approval of the relevant Governmental Authority, of any Hazardous Substance into or upon (a) the air, (b) soils or any improvements located thereon, (c) surface water or groundwater, or (d) the sewer or septic system, or the waste treatment, storage, or disposal system servicing any Property of Borrower.

         "REPORTABLE EVENT" shall mean a reportable event as defined by ERISA.

         "REQUIREMENT OF LAW" shall mean, as to any Person, the certificate or articles of incorporation and by-laws or other organizational or governing documents of such Person, and any applicable law, treaty, ordinance, order, judgment, rule, decree, regulation, or determination of an arbitrator, court, or other Governmental Authority, including, without limitation, rules, decrees, judgments, regulations, orders, and requirements for permits, licenses, registrations, approvals, or authorizations (and any authoritative interpretation of any of the foregoing), in each case as such now exist or may be hereafter amended and are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

         "REVOLVING NOTE" shall mean that certain promissory note of Borrower dated of even date herewith, in the maximum amount of $25,000,000.00, payable to the order of Lender, in substantially the form of Exhibit "B", and any and all renewals, extensions, modifications, replacements, substitutions, increases, and rearrangements thereof.

         "SUBORDINATED LIABILITIES" shall have the meaning assigned to that term in Section 6.1(a)(i).

         "SUBSIDIARY" shall mean, as to any Person, a corporation of which shares of stock having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

         "SUBSIDIARY GUARANTY" shall mean the Subsidiary Guaranty dated of even date herewith, executed by each Subsidiary of Borrower, guaranteeing, among other things, the payment and performance of the Notes as provided therein.

         "SWAP CONTRACT" shall mean any document, instrument, or agreement between Borrower and Lender or any affiliate of Lender, now existing or entered into in the future, relating to an interest rate swap transaction, forward rate transaction, interest rate cap, floor or collar transaction, any similar transaction, any option to enter into any of the foregoing, and any combination of the foregoing, which agreement may be oral or in writing, including, without limitation, any master agreement relating to or governing any or all of the foregoing and any related schedule or confirmation, each as amended from time to time.

         "TERMINATION DATE" shall mean the earlier to occur of (a) February 28, 2003, or (b) an Event of Default.

         "TERM NOTE A" shall mean the Promissory Note dated of even date herewith, in the face amount of $5,714,285.68, executed by Borrower to the order of Lender, in substantially the form of Exhibit "C", and all modifications, extensions, increases, renewals, restatements, and rearrangements thereof.

         1.2 Accounting Terms. All accounting terms used in Section 5.1 and elsewhere in this Agreement and the other Loan Documents which are not specifically defined herein shall be construed in accordance with GAAP consistent with such principles. In the event that changes in GAAP shall be mandated by the Financial Accounting Standards Board and/or the American Institute of Certified Public Accountants or any similar accounting body of comparable standing, or shall be recommended by Borrower's certified public accountants, to the extent that such changes would modify such accounting terms or the interpretation or computation thereof as contemplated by this Agreement at the time of execution hereof, then in such event, such changes shall be followed in defining such accounting terms only after Lender and Borrower amend this Agreement to reflect the original intent of such terms in light of such changes, and such terms shall continue to be applied and interpreted without such change until such agreement.

         1.3 Other Terms. All other terms contained in this Agreement shall have, when the context so indicates, the meanings provided for in the Uniform Commercial Code, as adopted in Texas, to the extent the same are used or defined therein.

         1.4 References. References in this Agreement to Section or Exhibit numbers shall be to Sections and Exhibits of this Agreement, unless expressly stated to the contrary. References in this Agreement to "hereby," "herein," "hereinabove," "hereinafter," "hereinbelow," "hereof," and "hereunder" shall be to this Agreement in its entirety and not only to the particular Section or
Exhibit in which such reference appears.

         1.5 Sections. This Agreement, for convenience only, has been divided into Sections; and it is understood that the rights and other legal relations of the parties hereto shall be determined from this instrument as an entirety and without regard to the aforesaid division into Sections and without regard to headings prefixed to such Sections.

         1.6 Number and Gender. Whenever the context requires, reference herein made to the single number shall be understood to include the plural; and likewise, the plural shall be understood to include the singular. Definitions of terms defined in the singular or plural shall be equally applicable to the plural or singular, as the case may be, unless otherwise indicated. Words denoting sex shall be construed to include the masculine, feminine and neuter, when such construction is appropriate; and specific enumeration shall not exclude the general but shall be construed as cumulative.

         1.7 Incorporation of Exhibits. The Exhibits attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for all purposes.

         1.8 Certain Other Matters of Construction. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. All references to any instruments or agreements, including, without limitation, references to any of the Loan Documents, shall include any and all modifications or amendments thereto and any and all extensions or renewals thereof. Current, for purposes of this Agreement, shall mean within 30 days from the applicable date. The use of the word "and" in a sequence shall mean "and/or." Knowledge, for purposes of this Agreement shall mean actual and constructive knowledge.

         1.9 Calculation of Financial Covenants. All financial covenants will be calculated for purposes of this Agreement in dollars. For purposes of determining compliance therewith, all financial covenants shall be calculated on a consolidated basis for Borrower and its Subsidiaries (after deducting intercompany transactions).

                                    SECTION 2
                                   CONDITIONS

         2.1 Conditions to Initial Advance by Lender. Subject to the terms and provisions of Section 2.2 hereof, the obligations of Lender to enter into this Agreement and to make its initial advance under this Agreement are subject to the full, complete, and timely satisfaction of each of the following conditions precedent as of the date hereof:

                  (a) Lender shall have received each of the following and found them each to be satisfactory:

                           (i) each of the Loan Documents, in properly executed
                  form;

                           (ii) if and to the extent required by Lender, the
                  organizational documents of Borrower and Guarantors, together with any and all modifications thereof as of the date hereof;

                           (iii) all Certificates of Authority, Certificates of
                  Good Standing, Certificates of Existence, resolutions (with secretary's certificate), Secretary's Certificates of Incumbency, and all other documents required by Lender to evidence Borrower and Guarantors and their representatives are empowered and duly authorized to enter into the agreements evidenced by the Loan Documents;

                           (iv) all financial statements and other information
                  related thereto required by Lender in connection with Borrower's application for the loans described in this Agreement; and

                           (v) results of a search of the UCC records of the
                  Texas Secretary of State and such other States as are required by

                  Lender, from a source acceptable to Lender, reflecting no liens or security interests against any Property of Borrower or Guarantors other than Permitted Liens;

                  (b) No Material Adverse Change shall have occurred;

                  (c) The representations and warranties contained in Section 5 shall, except as affected by the transactions contemplated by this Agreement, be true and unbreached;

                  (d) No Default or no Event of Default shall have occurred and be continuing;

                  (e) All other applicable requirements of this Agreement and the other Loan Documents shall have been fully and completely satisfied;

                  (f) All legal matters incident to the consummation of the transactions contemplated under this Agreement shall be satisfactory to Gardere Wynne Sewell LLP, special counsel for Lender; and

                  (g) As security for the payment of the Notes and the performance of the Obligations, Lender shall have received, in addition to the items set forth elsewhere in this Section, all other instruments reasonably required by Lender to give Lender a first and prior perfected lien and security interest in and to the collateral covered by the Loan Documents.

         2.2 Conditions Precedent to Future Advances. The obligation of Lender under this Agreement to make any advances under the Revolving Note after the date of this Agreement, in accordance with the terms and provisions of Section 3 of this Agreement, are subject to the full and complete satisfaction of each of the following conditions precedent as of the date of such advance or payment:

                  (a) The representations and warranties set forth in Section 5 of this Agreement shall be true and correct as of the date of the making of such advance or payment with the effect as though the representation or warranty had been made on this date;

                  (b) No Default or Event of Default shall have occurred and be continuing, or will result from, the making of such advance; and

                  (c) All conditions set forth in Section 2.1 shall be then fully and completely satisfied (including, without limitation, any condition precedent waived, in whole or in part, by Lender in connection with the initial advance or any subsequent advance), and all terms and provisions of Section 3 of this Agreement shall then be fully and completely satisfied.

                                    SECTION 3
                                 THE COMMITMENT

         3.1 Revolving Loan.

                  (a) Subject to the full, complete, and timely satisfaction of each of the terms and conditions of Sections 2.1, 2.2, and 3.4 of this Agreement and as elsewhere set forth herein, and relying on the representations and warranties of Borrower hereinafter set forth, Lender agrees to make available to Borrower a revolving line of credit pursuant to which Borrower may borrow, repay, and reborrow under the terms of this Agreement on or after the date hereof and prior to the Termination Date, amounts not exceeding at any one time outstanding an aggregate principal amount equal to $25,000,000.00, minus the Letter of Credit Exposure which revolving loan shall be evidenced by the issuance, execution, and delivery of the Revolving Note.

                  (b) Letter of Credit. Subject to and upon the terms, covenants, and conditions of this Agreement, Lender shall issue Letters of Credit for the account of Borrower or any of its Subsidiaries from time to time for any of the purposes of which Borrower, can obtain an advance under the Revolving Note, provided, that (i) each Letter of Credit shall be issued on a Business Day, (ii) after the issuance of any Letter of Credit, the Letter of Credit Exposure, plus the outstanding balance of Revolving Note, plus an amount equal to the Autoborrow Sublimit minus outstanding extensions of credit under the Autoborrow Agreement, must be less than or equal to $25,000,000.00, and
         (iii) when issued, (x) if the face amount of such Letter of Credit is greater than $1,000,000.00, such Letter of Credit must have an expiration date of no later than the Termination Date, and (y) if the face amount of such Letter of Credit is $1,000,000.00 or less, such Letter of Credit may have an expiration date up to 364 days after the Termination Date.

         3.2 Method of Issuing Letters of Credit.

                  (a) Issuance of Letters of Credit. Borrower shall be entitled to have a Letter of Credit issued by Lender for its or any Guarantor's account upon delivery of a written request therefor by an Authorized Officer of Borrower to Lender prior to 12:00 noon (Houston time) at least three Business Days prior to the proposed issuance date selected by each Borrower in such request, together with a completed and executed letter of credit application and agreement on the customary form of Lender then in effect (the "LOC APPLICATION"). In the event of a conflict between the provisions of the LOC Application and this Agreement, the provisions of this Agreement shall govern. The requested terms of such Letter of Credit shall be reasonably acceptable to Lender. Upon satisfaction of the applicable conditions precedent set forth in subsection (b) below and subject to the other terms and conditions of this Agreement, Lender shall use reasonable efforts to issue such Letter of Credit within three Business Days after receipt by Lender of the LOC Application therefor. Borrower agrees and acknowledges that it is primarily liable for all reimbursement obligations related to any Letter of Credit issued to the account of a Guarantor.

                  (b) Conditions of Letters of Credit. The obligation of Lender to issue any Letter of Credit is subject to the satisfaction by Borrower of the following conditions and requirements:

                           (i) timely receipt by Lender of a fully completed LOC
                  Application and such other information relating to the requested Letter of Credit as Lender may reasonably request;

                           (ii) timely receipt of a written request as provided
                  for in Section 3.2(a);

                           (iii) all other conditions precedent listed in
                  Section 2.2 shall be fully satisfied; and

                           (iv) timely receipt by Lender of the Letter of Credit
                  Fee payable pursuant to Section 3.8.

                  (c) Payment of Letter of Credit Drawings. The payment by Lender of a draft drawn under any Letter of Credit shall constitute for all purposes of this Agreement the making by Lender of an advance under the Revolving Note in the amount of such payment, which shall be due and payable by Borrower upon payment of the advance.

                  (d) Obligations. The obligations of Borrower under this Agreement and the other Loan Documents (including without limitation the obligation of Borrower to reimburse the Lender for draws under any Letter of Credit) shall be absolute, unconditional, and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement and the other Loan Documents under all circumstances whatsoever, including without limitation the following circumstances:

                           (i) Any lack of validity or enforceability of any
                  Letter of Credit or any other Loan Document;

                           (ii) Any amendment or waiver of or any consent to
                  departure from any Loan Document;

                           (iii) The existence of any claim, set-off,
                  counterclaim, defense or other rights which Borrower or any other Person may have at any time against any beneficiary of any Letter of Credit, the Lender, or any other Person, whether in connection with this Agreement or any other Loan Document or any unrelated transaction;

                           (iv) Any statement, draft, or other document
                  presented under any Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

                           (v) Payment by the Lender under any Letter of Credit
                  against presentation of a draft or other document which does not comply with the terms of such Letter of Credit; or

                           (vi) Any other circumstance or happening whatsoever,
                  whether or not similar to any of the foregoing.

Borrower assumes all risks of the acts or omissions of any beneficiary of any Letter of Credit with respect to its use of such Letter of Credit. Neither the Lender nor any of its officers or directors shall have any responsibility or liability to Borrower or any other Person for: (1) the failure of any draft to bear any reference or adequate reference to any Letter of Credit, or the failure of any documents to accompany any draft at negotiation, or the failure of any Person to surrender or to take up any Letter of Credit or to send documents apart from drafts as required by the terms of any Letter of Credit, or the failure of any Person to note the amount of any instrument on any Letter of Credit, each of which requirements, if contained in any Letter of Credit itself, it is agreed may be waived by the Lender, (2) errors, omissions, interruptions, or delays in transmission or delivery of any messages, (3) the validity, sufficiency, or genuineness of any draft or other document, or any endorsement(s) thereon, even if any such draft, document or endorsement should in fact prove to be in any and all respects invalid, insufficient, fraudulent, or forged or any statement therein is untrue or inaccurate in any respect, (4) the payment by the Lender to the beneficiary of any Letter of Credit against presentation of any draft or other document that does not comply with the terms of the Letter of Credit, or (5) any other circumstance whatsoever in making or failing to make any payment under a Letter of Credit. The Borrower shall have a claim against the Lender, and the Lender shall be liable to the Borrower, to the extent of any direct, but not consequential, damages suffered by the Borrower which the Borrower proves in a final non-appealable judgment were caused by (x) the Lender's willful misconduct or gross negligence in determining whether documents presented under any Letter of Credit complied with the terms thereof or (y) the Lender's willful failure to pay under any Letter of Credit after presentation to it of documents strictly complying with the terms and conditions of such Letter of Credit. The Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary. If any Event of Default shall occur and be continuing, the Borrower shall, if requested by the Lender, immediately deposit with and pledge to the Lender cash or cash equivalent investments (acceptable as to type and value by Lender in its sole discretion) in an amount equal to the outstanding face amount of all outstanding Letter(s) of Credit as security for the Obligations.

         3.3 Purpose. All funds borrowed pursuant to this Agreement for the loan evidenced by the Revolving Note shall be used for working capital and general corporate purposes. The proceeds of Term Note A have been used as provided for in the Prior Loan Agreement.

         3.4 Borrowing Procedure for Revolving Note. Subject to the terms and provisions of this Agreement and the terms of the Notes, except for extensions of credit to be made under the terms of the Autoborrow Agreement, Borrower shall give Lender notice, in a form acceptable to Lender, of each request for an advance under the Revolving Note. Each such notice shall be received by Lender not later than 2:00 p.m., Houston, Texas time, on the date of the requested advance. Further, each such notice shall specify: (a) the aggregate principal amount of such proposed advance (which, notwithstanding anything herein or any other Loan Document to the contrary, shall not be in any single instance less than an aggregate amount of $100,000.00); and (b) the proposed date of the advance (which shall be on a Business Day). Lender, at its option, may accept telephonic requests for advances, provided that such acceptance shall not constitute a waiver of the Lender's right to delivery of a written notice in connection with subsequent advances and further provided that all such telephonic requests are immediately confirmed by Borrower in writing, whether by facsimile or otherwise. Not later than 5:00 p.m., Houston, Texas time, on the date specified for each advance hereunder, subject to the terms and conditions of this Agreement (including, without limitation, that no Event of Default has occurred and is then existing and that no representation or warranty set forth in this Agreement is then false or untrue), Lender will make such advances available to Borrower by depositing the same, in immediately available funds, in an account of Borrower (designated by the Borrower) maintained with Lender at the principal office of Lender in Houston, Texas, or by such other means as is acceptable to Lender and Borrower. Notwithstanding the foregoing, Borrower shall be entitled to obtain advances under the Revolving Note up to the Autoborrow Sublimit in the manner provided for in the Autoborrow Agreement (it being agreed and acknowledged that an amount equal to the Autoborrow Sublimit has been reserved by Lender for advances to be made available to Borrower under the Revolving Note pursuant to the Autoborrow Agreement and Borrower shall not be entitled to make requests for advances of that portion of the Revolving Note in any other manner).

         3.5 Payments. All payments made by Borrower under this Agreement or the Notes or the other Loan Documents, shall be in immediately available funds, not later than 2:00 p.m., Houston time, on the date that such payment is required to be made, to Lender at 700 Louisiana, 7th Floor, Houston, Texas 77002, or such other address provided by Lender. Any payment received after 2:00 p.m., Houston time, shall be deemed to have been received on the next Business Day. If the date for any payment due under the Loan Documents falls on a day which is not a Business Day, such payment date shall be deemed to have fallen on the next following Business Day.

         3.6 Payments of Subordinated Liabilities. Scheduled payments (but no prepayments) may be made on Subordinated Liabilities prior to the occurrence of a Default or an Event of Default, unless the payment would cause a Default or an Event of Default to occur as a result of the payment or the payment is not otherwise permitted under the terms of an Agreement relating to such Subordinated Liabilities. Borrower shall not modify the time for any amount of scheduled payments or Subordinated Liabilities without the written consent of Lender.

         3.7 Assignment of Accounts. As security for the payment and/or performance of the Obligations, Borrower hereby transfers, assigns, and pledges to Lender and/or grants to Lender a security interest in all funds of Borrower now or hereafter or from time to time on deposit with Lender, with such interest of Lender to be retransferred, reassigned, and/or released by Lender, as the case may be, at the expense of Borrower upon payment in full and/or complete performance by Borrower of all Obligations. All remedies as secured party or assignee of such funds shall be exercisable by Lender upon the occurrence and during the continuance of any Event of Default, regardless of whether the exercise of any such remedy would result in any penalty or loss of interest or profit with respect to any withdrawal of funds deposited in a time deposit account prior to the maturity thereof. Furthermore, Borrower hereby grants to Lender the right, exercisable at such time as any Obligation shall mature, whether by acceleration of maturity or otherwise, of offset or banker's lien against all funds of Borrower now or hereafter or from time to time on deposit with Lender, regardless of whether the exercise of any such remedy would result in any penalty or loss of interest or profit with respect to any withdrawal of funds deposited in a time deposit account prior to the maturity thereof. Unless an Event of Default shall have occurred and shall be continuing, Borrower shall have the unfettered right to use any of such funds as Borrower deems appropriate in the operation of Borrower's business.

         3.8 Fees.

                  (a) Unused Commitment Fee. Borrower agrees to pay a fee on any difference between the maximum principal amount available under the Revolving Note (being the face amount of the Revolving Note) and the amount of credit it actually uses, determined by the average of the daily amount of credit outstanding during the specified period. The fee will be calculated based on the Applicable Margin for Unused Commitment Fees in effect from time to time. This fee is due in arrears on December 31, 2001, and on the last day of each successive third calendar month thereafter until and including the Termination Date.

                  (b) Letter of Credit Fees. Notwithstanding anything herein to the contrary, on the date any Letter of Credit is issued, as consideration therefor, Borrower shall pay to Lender a fee equal to (i) 5/8% per annum for each Letter of Credit with an expiration date less than 365 days, and (ii) 3/4% per annum for each Letter of Credit with an expiration date of 365 days or more.

         3.9 Overdrafts. At Lender's sole option in each instance, Lender may do one of the following:

                  (a) Lender may make advances under a Note to prevent or cover an overdraft on any account of Borrower with Lender. Each such advance will accrue interest from the date of the advance or the date on which the account is overdrawn, whichever occurs first, at the Applicable Prime Rate described in that Note. Lender may make such advances even if the advances may cause any credit limit on that Note to be exceeded.

                  (b) Lender may reduce the amount of credit otherwise available under that Note or any other Note by the amount of any overdraft on any account of Borrower with Lender.

This Section shall not be deemed to authorize Borrower to create overdrafts on any of Borrower's accounts with Lender.

         3.10 Prepayment. Prepayments may be made in whole or in part at any time on any principal amounts for which the interest rate is based on the Prime Rate (as defined in the Notes) or any other fluctuating interest rate or index which may change daily. All prepayments of principal shall be applied in the inverse order of maturity, or in such other order as Lender shall determine in its sole discretion. No prepayment of any other principal amounts (including, without limitation, principal amounts of which interest is accruing at the Adjusted LIBOR Rate as set forth in Section 4) shall be permitted without the prior written consent of Lender. Notwithstanding such prohibition, if there is a prepayment of any such principal, whether by consent of Lender, or because of acceleration or otherwise, the prepayment shall be accompanied by the amount of accrued interest on the amount prepaid, and a prepayment fee. The prepayment fee shall be in an amount sufficient to compensate Lender for any loss, cost or expense incurred by it as a result of the prepayment, including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain the credit or from fees payable to terminate the deposits from which such funds were obtained. Borrower shall also pay any customary administrative fees charged by Lender in connection with the foregoing. For purposes of this Section,

Lender shall be deemed to have funded the credit by a matching deposit or other borrowing in the applicable interbank market, whether or not the credit was in fact so funded. The foregoing is subject to the further terms and provisions of
Section 3.1(c).

         3.11 Newly Formed or Acquired Subsidiaries. Subject to the terms and conditions of this Agreement, if after the acquisition or formation of any new Subsidiary of Borrower (whether direct or indirect), the newly formed or acquired Subsidiary is to remain an independent Subsidiary, in such event, the Borrower shall and shall cause such Subsidiary to promptly, but in any event within 30 days after the acquisition or formation of such new Subsidiary, execute and deliver to Lender a Joinder Agreement in substantially the form of Exhibit "D". In connection therewith and within 30 days after the formation or acquisition of such new Subsidiary, Borrower shall provide the organizational and authorization documents for that Subsidiary and if requested by Lender, opinion letters reasonably satisfactory to the Lender reflecting the corporate status of such new Subsidiary of the Borrower and the enforceability of such agreements.

         3.12 Waiver. Borrower and Lender recognize and acknowledge that Borrower has failed to comply with Section 7.8 of the Prior Loan Agreement (Dividends) for the period ending on October 31, 2000. At the request of Borrower, upon and subject to the full and complete satisfaction of each condition precedent listed in Section 2.1 of this Agreement, the Lender waives such Default. This waiver shall not constitute a waiver of (i) any Event of Default under this Agreement or the Prior Loan Agreement, whether now existing or occurring after the date hereof, or (ii) of any right of the Lender to require strict compliance with this Agreement.

                                    SECTION 4
                               TERMS OF FACILITIES

         4.1 Optional Interest Rates.

                  (a) Interest Rates. For each Note, Borrower will be able to select, subject to the terms and conditions set forth below, that the interest rate which will be applicable to a particular dollar increment of amounts outstanding, or to be disbursed, under a Note, during interest periods agreed to by Lender and Borrower, will be either the Adjusted LIBOR Rate or the Adjusted Prime Rate. Any principal amount bearing interest at an optional rate is referred to as a "PORTION". Further, at the option of Lender, any amounts not paid on a Note when due, whether not maturing or otherwise shall accrue interest at the Past Due Rate. Notwithstanding the foregoing or anything else herein to the contrary, the portion of the outstanding balance of the Revolving Note advanced in accordance with the Autoborrow Agreement shall accrue interest at the Adjusted Prime Rate.

                  (b) Prime Rate. The Prime Rate is the rate of interest publicly announced from time to time by the Lender as its Prime Rate (the "PRIME RATE

         INDEX"). The Prime Rate is set by the Lender based on various factors, including the Lender's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. The Lender may price loans to its customers at, above, or below the Prime Rate. Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Prime Rate. The Prime Rate Index is not necessarily the lowest rate charged by Lender on its loans and is set by Lender in its sole discretion. If the Prime Rate Index becomes unavailable during the term of this loan, Lender may designate a substitute index after notifying Borrower. Lender will tell Borrower the current Prime Rate Index rate upon Borrower's request.

                  (c) LIBOR Rate. The election of LIBOR Rate shall be subject to the following terms and requirements:

                           (i) The interest period during which the LIBOR Rate
                  will be either one, two, or three months, as selected by Borrower. The first day of the interest period must be a day other than a Saturday, or a Sunday on which Lender is open for business in New York and London and dealing in offshore dollars (a "LIBOR BANKING DAY"). The last day of the interest period and the actual number of days during the interest period will be determined by Lender using the practices of the London inter-bank market.

                           (ii) Each LIBOR Rate Portion will be for an amount
                  not less than Five Hundred Thousand Dollars ($500,000).

                           (iii) The "LIBOR RATE" means the interest rate
                  determined by the following formula, rounded upward to the nearest 1/100 of one percent. (All amounts in the calculation will be determined by Lender as of the first day of the interest period.)

                              LIBOR Rate =   London Inter-Bank Offered Rate
                                             ------------------------------
                                               (1.00 - Reserve Percentage)

         Where,

                  (2) "LONDON INTER-BANK OFFERED RATE" means the average per annum interest rate at which U.S. dollar deposits would be offered for the applicable interest period by major banks in the London inter-bank market, as shown on the Telerate Page 3750 (or any successor page) at approximately 11:00 a.m. London time two (2) London Banking Days before the commencement of the interest period. If such rate does not appear on the Telerate Page 3750 (or any successor page), the rate for that interest period will be determined by such alternate method as reasonably selected by Lender. A "LONDON BANKING DAY" is a day on which Lender's London Banking Center is open for business and dealing in offshore dollars.

                  (3) "RESERVE PERCENTAGE" means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

                           (iv) Borrower shall irrevocably request a LIBOR Rate
                  Portion no later than 12:00 noon Houston, Texas time on the LIBOR Banking Day preceding the day on which the London Inter-Bank Offered Rate will be set, as specified above (the failure to timely make such a request in connection with an Advance or expiration of a LIBOR Rate interest period for a Portion will mean Borrower has elected that interest accrue with respect to that Advance or Portion of the Adjusted Prime
                  Rate). For example, if there are no intervening holidays or weekend days in any of the relevant locations, the request must be made at least three days before the LIBOR Rate takes effect.

                           (v) Lender will have no obligation to accept an
                  election for a LIBOR Rate Portion if any of the following described events has occurred and is continuing:

                                    (2) Dollar deposits in the principal amount,
                           and for periods equal to the interest period, of a LIBOR Rate Portion are not available in the London inter-bank market; or

                                    (3) the LIBOR Rate does not accurately
                           reflect the cost of a LIBOR Rate Portion.

                  (d) Rate Terms. Each interest rate is a rate per year on the basis of actual days elapsed in a year consisting of 360 days. No Portion will be converted to a different interest rate during the applicable interest period. If any principal amount bearing interest at the Adjusted LIBOR Rate is repaid during an interest period (other than a scheduled principal payment), such repayment will be considered a prepayment subject to Section 3.10. Upon the occurrence of an Event of Default, Lender may terminate the availability of the Adjusted LIBOR Rate for interest periods commencing after the Event of Default occurs. No interest period for a particular Note may extend beyond the maturity date of the Note. Borrower may have no more than 3 different Portions for any particular Note in effect at any one time. At the end of any interest period, the interest rate for that Portion will revert to the rate based on the Prime Rate, unless Borrower has designated another optional interest rate for that Portion.

                  (e) Renewal of Existing Loans. The Revolving Note and Term Note A shall and do modify, renew, and extend Facility No. 1 (Revolving Facility) and Facility No. 2 (Term Facility) provided for in the Prior Loan Agreement.

         4.2 Payments of Principal and Interest.

                  (a) The Notes shall be due and payable as follows:

                           (i) Revolving Note:

                           (1) Commencing on the 31st day of December, 2001, and continuing on the last day of each successive third calendar month thereafter, through, but not including the Termination Date, interest only as it accrues, shall be due and payable on the Revolving Note (except for interest accruing at the Adjusted LIBOR Rate shall be due and payable at the end of the applicable interest period unless the interest is for six months, then at the end of three months and at the end of that interest period until the Termination Date, when all amounts, outstanding principal and unpaid and accrued interest shall be fully and finally due and payable);

                           (2) Prior to the Termination Date, advances under the Revolving Note made pursuant to the Autoborrow Agreement shall be due and payable as provided for in the Autoborrow Agreement; and

                           (3) The entire unpaid principal sum of the Revolving Note and all interest accrued and unpaid thereon shall be fully and finally due and payable on the Termination Date.

                           (ii) Term Note A:

                           (1) Commencing on the 31st day of December, 2001, and continuing on the last day of each successive third calendar month thereafter until but not including September 30, 2003, equal quarterly principal installments of principal in the amount of $357,142.86, each, plus interest as it accrues, shall be due and payable; and

                           (2) The entire unpaid principal sum of Term Note A and all interest accrued and unpaid thereon shall be fully and finally due and payable on September 30, 2003.

                  (b) All payments made on any Note shall be credited first to past due accrued interest and then to principal; and interest shall thereupon cease upon the principal so credited.

                  (c) Borrower authorizes Lender to effect payment of sums due under the Notes by means of debiting Borrower's account number 2552900284. This authorization shall not affect the obligation of Borrower to pay such sums when due, without notice, if there are insufficient funds in such account to make such payment in full on the due date thereof, or if Lender fails to debit the account.

                  (d) To the extent permitted by law, a delinquency charge will be imposed in an amount not to exceed four percent (4%) of any payment on a Note or other Obligation that is more than fifteen (15) days late.

                                    SECTION 5
                         REPRESENTATIONS AND WARRANTIES

         5.1 Representations and Warranties of Borrower. Borrower represents and warrants to Lender (which representations and warranties are made in addition to the warranties and representations made in the Security Instruments and will survive the delivery of this Agreement) that:

                  (a) Incorporation. Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and has full power and authority to consummate the transactions contemplated in this Agreement. Borrower has the corporate power to own its properties and carry on its business as it is now being conducted, and is duly authorized to do business and is in good standing in the State of Nevada and in every other jurisdiction where qualification is necessary. Borrower is duly authorized and empowered to create, issue, execute, and deliver the Loan Documents, and all action on its part requisite for the due creation, issuance, and delivery of the Loan Documents has been duly and effectively taken. The Loan Documents do not violate any provision of Borrower's corporate charter or bylaws, or any contract, agreement, law or regulation to which Borrower is subject, and do not require the consent or approval of any Governmental Authority;

                  (b) No Resulting Defaults. Except as previously disclosed by Borrower to Lender in writing, neither Borrower nor any of its Subsidiaries is in default in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument to which it is a party, or in default under or in violation of any law, order, regulation or demand of any Governmental Authority, which default or violation might have consequences which would materially and adversely affect the business or properties of Borrower or any such Subsidiary;

                  (c) Financial Statements. The Financial Statements are complete and correct, have been prepared in accordance with GAAP, and fully and accurately reflect the financial condition and results of the operations of Borrower and its Subsidiaries as of the date and for the period stated. No Material Adverse Change has occurred in the condition, financial or otherwise, of Borrower or any of its Subsidiaries since the date of the Financial Statements;

                  (d) Investments. Except for Permitted Investments, neither Borrower nor any of its Subsidiaries has made investments in, advances to, or guaranties of the obligations of any Person, except for Permitted Investments;

                  (e) Debt. Except for Permitted Debt, neither Borrower nor any of its Subsidiaries has any liabilities, direct or contingent. Except as previously disclosed to Lender in writing, there is no litigation, administrative proceeding, investigation, or other action of any nature pending or, to the knowledge of Borrower, threatened against Borrower or any of its Subsidiaries before any court or administrative agency which involves the possibility of any judgment or liability which is likely to materially and adversely affect the business or the assets of Borrower or the right of Borrower to carry on business as now conducted. To the best of Borrower's knowledge and belief, no unusual or unduly burdensome restriction, restraint or hazard exists by contract, law, governmental regulation or otherwise relative to the business or assets of Borrower or any of its Subsidiaries;

                  (f) Title to Assets. Borrower and each of its Subsidiaries have good and indefeasible title to its assets, free and clear of all security interests, liens, and encumbrances, except for Permitted Liens;

                  (g) Tax Filings. Borrower and each of its Subsidiaries have filed all tax returns required to be filed and has paid all taxes shown thereon to be due, including interest and penalties, or due pursuant to any assessment received by Borrower and each of its Subsidiaries, except such taxes, if any, under contest in good faith and for which adequate reserves have been provided. The charges, accruals and reserves on the books of Borrower and each of its Subsidiaries for any taxes or other governmental charges are, in the opinion of Borrower, adequate. Except as previously disclosed by Borrower to Lender in writing, Borrower and each of its Subsidiaries have paid all franchise and other taxes which are now due;

                  (h) ERISA Compliance. To the best of Borrower's knowledge and belief, no Reportable Event has occurred with respect to any Plan. Neither

         Borrower nor any of its Subsidiaries have incurred any material accumulated unfunded deficiency within the meaning of ERISA, nor has Borrower nor any of its Subsidiaries incurred any material liability to the Pension Benefit Guaranties Corporation established under ERISA (or any successor thereto under ERISA) in connection with any Plan;

                  (i) Place of Business. The principal place of business and chief executive office of Borrower and the place where Borrower keeps its and its Subsidiaries' books and records is the address of Borrower set forth in Section 10.7 of this Agreement;

                  (j) Not Investment Company. Neither Borrower nor any of its Subsidiaries is an "investment company" within the meaning of the Investment Company Act of 1940, as amended;

                  (k) Margin Stock. Neither Borrower Nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending or obtaining credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T, U, or X of the Board of Governors of the Federal Reserve System). No part of the proceeds of any extension of credit under this Agreement will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock. No transaction contemplated by the Loan Documents is in violation of any regulations promulgated by the Board of Governors of the Federal Reserve System, including, without limitation, Regulations T, U, or X;

                  (l) Compliance With Laws. Except as otherwise disclosed by Borrower to Lender in writing, to the best of Borrower's knowledge and belief, Borrower, Guarantors, and their respective properties, business operations, and leaseholds are in compliance in all material respects with, the provisions of all Requirements of Law applicable to Borrower, Guarantors, their Properties or the conduct of their respective businesses. Except as previously disclosed by Borrower to Lender in writing, each of Borrower and Guarantors possesses, and are in good standing with respect thereto, all governmental consents, licenses, approvals, certificates, inspections, registrations, permits, and other authorizations necessary to enable them to carry on their respective businesses in all material respects as now conducted; all such governmental consents, licenses, approvals, certificates, inspections, registrations, permits, and other authorizations are in full force and effect; and Borrower has no reason to believe that it or the Guarantors will be unable to obtain the renewal of any such governmental consents, licenses, approvals, certificates, inspections, registrations, permits, and other authorizations;

                  (m) Representations Correct. No information, exhibit, or report prepared by or at the direction or with the supervision of Borrower and furnished to Lender in connection with the negotiation and preparation of this Agreement or any Loan Document contains any material misstatements of fact or omits a material fact necessary to make the statements contained therein not misleading as of the date made or deemed made. There is no fact which Borrower has failed to disclose to Lender in writing which materially affects adversely or, so far as Borrower can now foresee, will materially affect adversely the business, prospects, profits, or condition (financial or otherwise) of Borrower or the ability of Borrower to perform this Agreement;

                  (n) No Subsidiaries. Except for the Person or a party to the Subsidiary Guaranty and Guarantors, as of the date hereof, Borrower has no Subsidiaries, and Borrower is not a partner or participant in any partnership or joint venture;

                  (o) Solvency. Borrower is now and, after giving effect to initial advances to be made hereunder, and Guarantors, after giving effect to the delivery of each of their Guaranties, at all times will be, solvent and will be adequately capitalized to pay their respective debts as they become due;

                  (p) Collective Bargaining. Neither Borrower nor any Subsidiary is a party to any collective bargaining agreement, and to the best of Borrower's knowledge and belief, there are no material grievances, disputes, or controversies of Borrower or any of its Subsidiaries with any union or any other organization of any of their employees, or threats of strikes, work stoppages, or any asserted pending demands for collective bargaining by any union or organization;

                  (q) Intellectual Property. Borrower and each of its Subsidiaries own or are licensed to use all Intellectual Property necessary to conduct all business material to its condition (financial or otherwise), business, or operations as such business is currently conducted. To the best of Borrower's knowledge and belief, no claim has been asserted or is pending by any Person with the respect to the use of any such Intellectual Property or challenging or questioning the validity or effectiveness of any such Intellectual Property; and Borrower knows of no valid basis for any such claim. To the best of Borrower's knowledge and belief, the use of such Intellectual Property by Borrower and each of its Subsidiaries do not infringe on the rights of any Person. Except as disclosed by Borrower to Lender in writing prior to the date hereof, no Intellectual Property or other property of Borrower or its Subsidiaries has been registered (or is otherwise patented, copyrighted, licensed, or trademarked), or is subject to any patent, copyright, license, or trademark, under and with respect to any federal laws or any other Requirement of Law;

                  (r) No Default. As of the date hereof, no event has occurred and no condition exists which would, upon the execution and delivery of this Agreement or Borrower's performance hereunder, constitute a Default or an Event of Default;

                  (s) Customer Relations. There exists no actual or threatened termination, cancellation, or limitation of, or any modification or change in, the business relationship between Borrower or any of its Subsidiaries with any customer or any group of customers whose purchases individually or in the aggregate are material to the business of Borrower or any such Subsidiary, or with any material supplier, and, to the knowledge of Borrower, there exists no present condition or state of facts or circumstances which would materially affect adversely Borrower or any of its Subsidiaries or prevent Borrower or any of its Subsidiaries from conducting such business after the consummation of the transaction contemplated by this Agreement in substantially the same manner in which it has heretofore been conducted;

                  (t) Hazardous Substances. Except in compliance with all applicable Requirements of Law, no Hazardous Substances have been generated, transported, and/or disposed of by Borrower or any of its Subsidiaries, at a site which was, at the time of such generation, transportation and/or disposal, or has since become, a Superfund Site. For purposes of this subsection, "Superfund Site" shall mean those sites listed on the Environmental Protection Agency National Priority List and eligible for remedial action or any comparable state registries or list in any state of the United States;

                  (u) Release of Hazardous Substances. Except in accordance with all Requirements of Law or the terms of a valid permit, license, certificate, or approval of the Governmental Authority, no Release of Hazardous Substances has been made by Borrower or any of its Subsidiaries, from, affecting, or related to any Property of Borrower or any of its Subsidiaries, any Property leased by Borrower or any of its Subsidiaries, or any property on which Borrower is conducting any of its respective business operations;

                  (v) Environmental Complaints. No Environmental Complaint has been received by Borrower or any of its Subsidiaries; and

                  (w) Reaffirmation. Each request for advance under the Notes by Borrower to Lender pursuant to this Agreement or any of the other Loan Documents constitutes (i) an automatic representation and warranty by Borrower to Lender that there does not then exist any Default or Event of Default and (ii) a reaffirmation as of the date of said request that all of the representations and warranties of Borrower contained in this Agreement and the other Loan Documents are true in all material respects except for any changes in the nature of Borrower's business or operations that would render the information contained in any exhibit attached hereto either inaccurate or incomplete, so long as Lender has consented to such changes in writing or such changes are expressly permitted by this Agreement.

                                    SECTION 6
                              AFFIRMATIVE COVENANTS

         6.1 Covenants of Borrower. In addition to the covenants and agreements of Borrower made elsewhere in this Agreement, Borrower covenants and agrees, unless Lender shall otherwise consent in writing, that Borrower shall, and shall cause each of its Subsidiaries to:

                  (a) Financial Covenants.

                           (i) Tangible Net Worth. Cause Borrower to have at all
                  times, on a consolidated basis, and as shown on the financial statements required under Section 6.1(d) hereof, a Tangible Net Worth of at least the Minimum Required Tangible Net Worth. The "MINIMUM REQUIRED TANGIBLE NET WORTH" shall be $92,500,000.00 until changed in accordance with this Section 6.1(a)(i). On, and as of, the last day of each fiscal year of Borrower in which Borrower's consolidated net income is positive (the "CURRENT YEAR"), beginning with the Fiscal Year ending on October 31, 2001, the Minimum Required Tangible Net Worth shall be equal to the sum of (x) the Minimum Required Tangible Net Worth that was in effect immediately before such last day, plus (y) an amount equal to one-half of Borrower's consolidated net income for the Current Year, plus (z) the amount of the net proceeds received by Borrower after October 25, 2001, from any sale or issuance of equity securities or any other additions to capital by Borrower; and, the Minimum Required Tangible Net Worth shall remain such sum unless and until the next change, if any, pursuant to this Section 6.1(a)(i). "TANGIBLE NET WORTH" means the value of Borrower's total assets (including leaseholds and leasehold improvements and reserves against assets but excluding goodwill, patents, trademarks, trade names, organization expense, unamortized debt discount and expense, capitalized or deferred research and development costs, deferred marketing expenses, and other like intangibles, and monies due from affiliates, officers, directors, employees, shareholders, members or managers of Borrower), less total liabilities, including but not limited to accrued and deferred income taxes, plus non-current portion of Subordinated Liabilities. "SUBORDINATED LIABILITIES" means liabilities subordinated to Borrower's obligations to Lender in a manner acceptable to Lender in its sole discretion.

                           (ii) Fixed Charge Coverage Ratio. Maintain on a
                  consolidated basis a Fixed Charge Coverage Ratio of at least
                  1.25 to 1.0. "FIXED CHARGE COVERAGE RATIO" means, for any period, the ratio of an amount equal to EBITDA minus cash taxes paid to the sum of the current portion of long term debt and the current portion of capitalized lease obligations, plus interest expense on all obligations, plus capital expenditures paid, plus cash Distributions paid. "EBITDA" means net income (before taxes), plus interest expense, plus depreciation, plus amortization, plus other non-cash charges which are approved by Lender in writing as such in Lender's sole discretion. This ratio will be calculated quarterly as of the end of each fiscal quarter on a rolling four quarter basis. The current portion of long-term liabilities will be measured as of the date 12 months prior to the current financial statement.

                  (b) Maintain Corporate Existence. Do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights, and franchises; and at all times maintain, preserve and protect its assets used or useful in the conduct of its business, keep the same in good repair, working order and condition, and make, or cause to be made, all needful or proper repairs, replacements and improvements thereto so that Borrower's and each of Subsidiaries' business may be properly and advantageously conducted at all times;

                  (c) Comply with Laws. (i) Comply with all applicable statutes, government regulations, and other Requirements of Law; (ii) remain licensed with all applicable state and federal regulatory and other agencies; (iii) pay and discharge promptly all taxes, assessments and governmental charges or levies imposed on it, its income and profits, and any of its Property, or any part thereof, before the same shall be in default; and (iv) pay all lawful claims for labor, materials, supplies, or other claims, which, if unpaid, might become a valid lien or charge upon such property or any part thereof;

                  (d) Financial Information. Provide (or cause to be provided) the following financial information and statements in form and content acceptable to Lender, and such additional information as requested by Lender from time to time:

                           (i) Within 120 days of Borrower's fiscal year end,
                  Borrower's annual financial statements. These financial statements must be audited (with an unqualified option) by a certified public accountant acceptable to Lender. The statements shall be prepared on a consolidating and a consolidated basis;

                           (ii) Within 45 days of the period's end (including
                  the last period in each fiscal year), Borrower's quarterly financial statements, certified and dated by an authorized financial officer of Borrower. These financial statements may be Borrower prepared. The statements shall be prepared on a consolidated and consolidating basis;

                           (iii) Within the period(s) provided in (i) and (ii)
                  above, a Compliance Certificate of Borrower signed by an authorized financial officer of Borrower setting forth (1) the information and computations (in sufficient detail) to establish that Borrower is in compliance with all financial covenants at the end of the period covered by the financial statements then being furnished and (2) whether there existed as of the date of such financial statements and whether there exists as of the date of the certificate, any default under this Agreement and, if any such default exists, specifying the nature thereof and the action Borrower is taking and proposes to take with respect thereto; and

                           (iv) Promptly, upon sending or receipt, copies of any
                  information or correspondence sent to shareholders or filed with the Securities Exchange Commission.

                  (e) Inspection. Permit Lender, or any of its duly authorized representatives and/or agents, from time to time during normal and customary business hours, but with at least 24 hours prior notice, to enter, at Lender's expense (but at Borrower's expense after the occurrence of an Event of Default), upon any premises of Borrower or any of its Subsidiaries for the purpose (1) of examining the property, books, and records of Borrower or any of its Subsidiaries and making copies of any such books and records and (2) of conducting an audit or appraisal of Borrower or any of its Subsidiaries' Accounts, Equipment and Inventory;

                  (f) Further Assurance. Promptly cure any defects in the execution and delivery of the Loan Documents and immediately execute and deliver to Lender all such other and further instruments as may be reasonably required by Lender from time to time in order to satisfy or comply with the covenants and agreements of Borrower made in this Agreement;

                  (g) Reimbursement. Promptly reimburse Lender upon request for all reasonable amounts expended, advanced, or incurred by Lender as are reasonably necessary (i) to satisfy any obligation of Borrower under this Agreement, (ii) to protect the assets or business of Borrower,
         (iii) to collect the Notes, or any other amounts advanced under this Agreement or otherwise on behalf of Borrower, or (iv) to enforce the rights of Lender under the Loan Documents, which amounts will include, without limitation, all reasonable court costs, attorneys' fees, and fees of auditors, accountants, and investigators incurred by Lender in connection with any such matters, together with interest at the Maximum Rate on each such amount from 30 days after the date of notification to Borrower that the same was expended, advanced or incurred by Lender until the date it is repaid to Lender;

                  (h) Insurance. Continue to maintain insurance as required by Lender against such liabilities, casualties, risks, and contingencies in such types and amounts as is normal and customary for carrying on Borrower's business (including, without limitation, casualty, employee indemnity insurance, and business interruption insurance). As applicable, Lender shall be the named loss payee on all such insurance. On the date hereof, at the close of Borrower's fiscal year, and at any other time Lender may request, Borrower will furnish Lender a summary of such insurance and, if requested, will furnish Lender copies of the applicable policies. The proceeds of any such policies insuring physical loss or damage shall be used by Borrower and any of its Subsidiaries either to repair the damaged property, replace lost property, or prepay the outstanding balances of the Notes (such payment to be applied in reverse order of maturities);

                  (i) Foreign Qualification. Qualify as a foreign corporation in all other jurisdictions wherein the property now or hereafter owned by Borrower and any of its Subsidiaries or the business now or hereafter transacted by Borrower and any of its Subsidiaries makes such qualifications necessary;

                  (j) Plan. Furnish to Lender (i) as soon as possible, and in any event within 30 days after Borrower or a duly appointed administrator of a Plan knows or has reason to know that any Reportable Event with respect to any Plan has occurred, a statement of the chief financial officer of Borrower (or any applicable Subsidiary) setting forth details as to such Reportable Event and the action which Borrower (or any applicable Subsidiary) proposes to take with respect thereto, together with a copy of the notice of such Reportable Event given to the Pension Benefit Guaranty Corporation or a statement that said notice will be filed with the annual report to the United States Department of Labor with respect to such Plan, if such filing has been authorized, and (ii) promptly after receipt thereof, a copy of any notice Borrower may receive from the United States Department of Labor, the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any Reportable Event;

                  (k) Additional Notices. In addition to, and without in any way limiting, the other requirements in this Agreement provide certain notices to Lender, deliver to Lender, promptly upon any officer of Borrower having knowledge of the occurrence of any of the following events or circumstances, a written statement with respect thereto, signed by the chief financial officer of Borrower, or other authorized representative of Borrower designated from time to time pursuant to written designation by Borrower delivered to Lender, advising Lender of the occurrence of such event or circumstance and the steps, if any, being taken by Borrower or any Subsidiary or other Guarantor with respect thereto:

                           (i) any Default or Event of Default;

                           (ii) any litigation or proceeding involving Borrower
                  or any Subsidiary or other Guarantor as a defendant or in which any

                  Property of Borrower or any Subsidiary or other Guarantor is subject, directly or indirectly, to a claim, and the amount in controversy is in excess of $3,000,000.00;

                           (iii) any Reportable Event or imminently expected
                  Reportable Event with respect to any Plan;

                           (iv) at least 60 days prior thereto, of Borrower's
                  opening of any new office or place of business or Borrower's closing of any existing office or place of business;

                           (v) any labor dispute to which Borrower may become a
                  party, any strikes or walkouts relating to any of its plants or other facilities, and the expiration of any labor contract to which any of them is a party or by which they are bound, in each case where the same could reasonably be expected to cause a Material Adverse Change;

                           (vi) any change in the number, nature, and holder of
                  outstanding stock of Borrower or any Subsidiary; and

                           (vii) any other event or occasion which could
                  reasonably be expected to cause a Material Adverse Change; and

                  (l) Records. Maintain any system for creating backup data on computer hardware, software or firmware, such as Accounts and customer lists, and deliver and pledge to Lender such tapes or discs with respect thereto as may be required by Lender.

                                    SECTION 7
                               NEGATIVE COVENANTS

         7.1 Negative Covenants of Borrower. So long as Borrower may borrow additional advances hereunder and in accordance with the terms and provisions of this Agreement and until payment in full of the Notes and performance of all other Obligations of Borrower hereunder, Borrower covenants and agrees, unless Lender shall otherwise consent in writing, that Borrower will not, either directly or indirectly and will not permit any of its Subsidiaries to, directly or indirectly:

                  (a) No Distributions. Declare or pay any Distributions, except that in any fiscal year of Borrower may purchase, redeem, or acquire any of its capital stock up to an aggregate amount equal to fifty percent (50%) of its net income for that fiscal year;

                  (b) No Loans and Advances. Make or permit to remain outstanding any loans or advances to or investments in any Person, including, without limitation to any Affiliate, except for Permitted Investments;

                  (c) No Mergers. Acquire (by virtue of a stock purchase) unless the acquisition is a Permitted Investment, consolidate with, or merge into, any other corporation or entity;

                  (d) No Mortgages. (i) Create, incur, assume, or permit to exist, or allow any joint venture or partnership of which Borrower or any of its Subsidiaries is a partner or venturer to create, incur, assume, or permit to exist any mortgage, pledge, security interest, lien, or encumbrance on any of their respective assets, including, without limitation, any accounts and accounts receivables (now owned or hereafter acquired), except for Permitted Liens;

                  (e) No Change in Ownership or Management. Permit any material change in the existing management group of Borrower, or permit any material change in the ownership of Borrower or any of its Subsidiaries;

                  (f) No Sales of Assets. Sell, lease, transfer, convey, or otherwise dispose (except in the ordinary course of business) of all or any material part of its assets;

                  (g) No Change in Business. Change the general character of business as conducted as of the date hereof or engage in any type of business not reasonably related to its business as presently and normally conducted;

                  (h) No Change in Accounting Procedures. Materially change accounting practices, methods, or standards or the reporting format for any information furnished Lender under the terms and provisions of this Agreement, which accounting practices shall conform with GAAP throughout the term of this Agreement;

                  (i) No Change in Purpose. Permit the proceeds of the Notes to be used for any purpose other than the purpose set forth in Section 3.3 of this Agreement;

                  (j) Affiliate Transaction. Enter into any transaction with an Affiliate, including, without limitation, the purchase, sale, or exchange of property of Borrower or any of its Subsidiaries or the rendering of any service, unless the transaction is in the ordinary course of and pursuant to the reasonable requirements of Borrower's business and upon fair and reasonable terms no less favorable to Borrower than would be obtained in a comparable arm's length transaction with a Person not an Affiliate;

                  (k) Adverse Transaction. Enter into any transaction which materially and adversely affects or may materially and adversely affect Borrower's ability to repay the Obligations;

                  (l) Assumed Names. Use any corporate name (other than its own) or any fictitious name, tradestyle, or "d/b/a" without the prior written consent of Lender;

                  (m) Margin Stock. Own, purchase, or acquire (or enter into any contract to purchase or acquire) any "margin security" as defined by any regulation of the Federal Reserve Board as now in effect or as the same may hereafter be in effect unless, prior to any such purchase or acquisition or entering into any such contract, Lender shall have received an opinion of counsel satisfactory to the effect that such purchase or acquisition will not cause this Agreement to violate Regulations T, U or X or any other regulation of the Federal Reserve Board then in effect;

                  (n) New Subsidiary. Form any new Subsidiary or acquire substantially all of the assets of a third party;

                  (o) Fiscal Year. Change its fiscal year without first notifying Lender; and

                  (p) Tax Filing. File or consent to the filing of any consolidated income tax return with any Person other than a Subsidiary.

                                    SECTION 8
                                EVENTS OF DEFAULT

         8.1 Events of Default. Each of the following shall constitute an Event of Default under this Agreement:

                  (a) Payment Default. The failure to pay when due any fee or payment under this Agreement, the Notes, any of the other Obligations, or any of the other Loan Documents;

                  (b) Non-Payment Default. A default or event of default by Borrower or any of its Subsidiaries or other Guarantors in the due observance or performance of any of their respective obligations under this Agreement and the other Loan Documents, which is not fully cured within 20 days after notice thereof is provided by Borrower to Lender; provided that the foregoing notice and opportunity to cure shall not be required for and with respect to a payment default which is governed by
         Section 8.1(a), the failure to timely and fully comply with Sections 6.1(a) or (d) or with Section 8.1, and for any other Event of Default specifically enumerated in this Section 7.1, the occurrence of any such events shall in and of itself constitute an Event of Default;

                  (c) Representations. Any representation or warranty made by Borrower or any of its Subsidiaries or other Guarantors, in any of the Loan Documents proves to have been untrue in any material respect or any representation, statement (including Financial Statements), certificate or data furnished or made to the Lender as an inducement for Lender agreeing to enter in to this Agreement, or in accordance with the terms of this Agreement, proves to have been untrue in any material respect as of the date the facts therein set forth were stated or certified;

                  (d) Voluntary Filings. Borrower or any of its Subsidiaries or other Guarantors shall (i) apply for or consent to the appointment of a receiver, trustee or liquidator of it or all or a substantial part of its assets, (ii) file a voluntary petition commencing a bankruptcy or other insolvency proceeding, (iii) make a general assignment for the benefit of creditors, (iv) be unable, or admit in writing its inability, to pay its debts generally as they become due, or (v) file an answer admitting the material allegations of a petition filed against it in a bankruptcy or other insolvency proceeding;

                  (e) Involuntary Filings. An order, judgment, or decree shall be entered against Borrower or any of its Subsidiaries or other Guarantors, by any court of competent jurisdiction or by any other duly authorized authority, on the petition of a creditor or otherwise, granting relief in a bankruptcy or other insolvency proceeding or approving a petition seeking reorganization or an arrangement of its debts or appointing a receiver, trustee, conservator, custodian or liquidator of it or all or any substantial part of its assets and such order, judgment or decree shall not be dismissed or stayed within 90 days;

                  (f) Levy. The levy against any significant portion of the property of Borrower or any of its Subsidiaries or other Guarantors, or any execution, garnishment, attachment, sequestration, or other writ or similar proceeding which is not permanently dismissed or discharged within 90 days after the levy;

                  (g) Judgment. A final and non-appealable order, judgment or decree, which is uninsured in an amount in excess of $100,000.00, shall be entered against Borrower or any of its Subsidiaries, and such order, judgment or decree shall not be paid, dismissed, or stayed within 90 days;

                  (h) ERISA. Any Person shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Internal Revenue Code) involving any Plan; any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan for which an excise tax is due or would be due in the absence of a waiver; a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Lender, likely to result in the termination of such Plan for purposes of Title IV of ERISA; any Single Employer Plan shall terminate for purposes of Title IV of ERISA; the Borrower or any of its Subsidiaries, or any Affiliate shall incur, or in the reasonable opinion of the Lender, be likely to incur any liability in connection with a withdrawal from, or the insolvency or reorganization of, a multiemployer plan; or any other event or condition shall occur or exist with respect to a Plan and the result of such events or conditions referred to in this subsection (j) could subject the Borrower, or any Affiliate to any tax (other than an excise tax under Section 4980 of the Internal Revenue Code), penalty or other liabilities which taken in the aggregate would have an adverse effect on Borrower or any of its Subsidiaries and any such circumstance shall exist for in excess of 90 days;

                  (i) Cessation of Business. Cessation of a substantial part of the business of Borrower or any of its Subsidiaries for a period which significantly affects Borrower's or any of its Subsidiaries' capacity to continue its particular business, on a profitable basis; or Borrower or any of its Subsidiaries shall suffer the loss or revocation of any license or permit now held or hereafter acquired by Borrower or any of its Subsidiaries which is necessary to continue the lawful operation of this particular business; or Borrower or any of its Subsidiaries shall be enjoined, restrained, or in any way prevented by court, governmental, or administrative order from conducting all or any material part of its respective business affairs;

                  (j) Challenges. Borrower, any of its Subsidiaries or any other Guarantors, or any Affiliate shall challenge or contest in any action, suit, or proceeding the validity or enforceability of this Agreement or any of the other Loan Documents, the legality or enforceability of any of the Obligations;

                  (k) Conviction. Borrower, any of its Subsidiaries or any other Guarantors, or any Affiliate shall be criminally indicted or convicted under any law that could lead to a forfeiture of any material portion of the property of Borrower, any Affiliate, or any of the Borrower's Subsidiaries or any other Guarantors;

                  (l) Governmental Authority Compliance. Borrower or any of its Subsidiaries shall fail to comply in any material respect with any order, decree, ruling, or plan issued by the Environmental Protection Agency or any other Governmental Authority relating to the property of Borrower or any of its Subsidiaries or otherwise, and which order, decree, ruling, or plan is not reversed or Borrower's or any of its Subsidiaries' obligations with respect thereto are not otherwise discharged within 90 days after the entry thereof;

                  (m) Swap Default. An event occurs which gives the Lender (or any affiliate of Lender) the right or option to terminate any Swap Contracts;

                  (n) Letter of Credit Reimbursement Agreement. An event occurs which constitutes an Event of Default under and for purposes of the Letter of Credit Reimbursement Agreement; and

                  (o) Assets. Borrower or any of its Subsidiaries shall have (i) concealed, removed, or diverted, or permitted to be concealed, removed, or diverted, any part of its property, with intent to hinder, delay or defraud its creditors or any of them; (ii) made or suffered a transfer of any of its property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or (iii) shall have suffered or permitted, while insolvent, any creditor to obtain a lien upon any of their respective property through legal proceedings or otherwise which is not vacated within 90 days from the date thereof.

                                    SECTION 9
                          RIGHTS AND REMEDIES OF LENDER

         9.1 Acceleration. Upon the occurrence and continuance of any Event of Default, Lender, at its option and without any notice of intent to accelerate, notice of acceleration, or other notice or demand, may declare the entire principal amounts of the Notes then outstanding and the interest accrued thereon immediately due and payable, and the said entire principal, interest and all other amounts owing thereunder shall thereupon become immediately due and payable without presentment, demand, protest, notice of protest or other notice of default or dishonor of any kind, all of which are hereby expressly waived by Borrower.

         9.2 Additional Rights. Upon the occurrence and continuance of any Event of Default, Lender shall have, in addition to the rights and remedies given it in the Loan Documents, all of the rights and remedies allowed by applicable ordinances, statutes, rules, regulations, orders, injunctions, writs or decrees of any governmental or political subdivision or agency thereof, or any court or similar entity established by any such subdivision or agency.

         9.3 Termination of Obligations. Upon the occurrence and continuance of any Default, any obligation of Lender under this Agreement shall immediately and automatically cease and terminate unless and until Lender shall reinstate the same in writing, which reinstatement shall be required if the Default or Event of Default is cured in a timely manner and in a manner satisfactory to Lender.

         9.4 Swap Contracts. In addition to the rights and remedies set forth in this Agreement and the other Loan Documents, upon the occurrence of any Event of Default, Lender (or any applicable affiliate of Lender) may terminate any Swap Contract or exercise any rights prior and thereunder or in connection therewith.

                                   SECTION 10
                                  MISCELLANEOUS

         10.1 Other Loans. Borrower and Lender acknowledge and agree that in the future, Borrower may apply for and Lender may agree to fund additional loans to Borrower. Borrower and Lender agree that all existing and hereafter created loans and other advances from Lender, or any of its predecessors or successors in interest, to Borrower, whether or not such loans are particularly described in this Agreement, as may be amended from time to time, shall constitute Obligations for purposes of this

Agreement and shall be subject to the terms, provisions, covenants, and agreements set forth in this Agreement.

         10.2 No Duty or Special Relationship. Borrower acknowledges that Lender has no duty to Borrower with respect to the loan transactions set forth in this Agreement except as expressly provided for in this Agreement and the other Loan Documents, and acknowledge that no fiduciary, trust, or other special relationship exists between Lender and Borrower.

         10.3 Other Remedies Not Required. Borrower may be required to pay the Notes in full without the assistance of any other party, or any collateral or security for the Notes. Lender shall not be required to mitigate damages, file suit, or take any action to foreclose, proceed against or exhaust any collateral or security in order to enforce payment of the Notes.

         10.4 NO CONTROL BY LENDER. BORROWER AGREES AND ACKNOWLEDGES THAT ALL OF THE COVENANTS AND AGREEMENTS PROVIDED FOR AND MADE BY BORROWER IN THIS AGREEMENT AND IN THE OTHER LOAN DOCUMENTS ARE THE RESULT OF EXTENSIVE AND ARMS-LENGTH NEGOTIATIONS BETWEEN BORROWER AND LENDER. LENDER'S RIGHTS AND REMEDIES PROVIDED FOR IN THIS AGREEMENT AND IN THE OTHER LOAN DOCUMENTS ARE INTENDED TO PROVIDE LENDER WITH A RIGHT TO OVERSEE BORROWER'S ACTIVITIES AS THEY RELATE TO THE LOAN TRANSACTIONS PROVIDED FOR IN THIS AGREEMENT, WHICH RIGHT IS BASED ON LENDER'S VESTED INTEREST IN BORROWER'S ABILITY TO PAY THE NOTES AND PERFORM THE OTHER OBLIGATIONS. NONE OF THE COVENANTS OR OTHER PROVISIONS CONTAINED IN THIS AGREEMENT SHALL, OR SHALL BE DEEMED TO, GIVE LENDER THE RIGHT OR POWER TO EXERCISE CONTROL OVER, OR OTHERWISE IMPAIR, THE DAY-TO-DAY AFFAIRS, OPERATIONS, AND MANAGEMENT OF BORROWER; PROVIDED THAT IF LENDER BECOMES THE OWNER OF ANY STOCK OF ANY ENTITY, WHICH ENTITY OWNS AN INTEREST IN BORROWER, WHETHER THROUGH FORECLOSURE OR OTHERWISE, LENDER THEREAFTER SHALL BE ENTITLED TO EXERCISE SUCH LEGAL RIGHTS AS IT MAY HAVE BY BEING A SHAREHOLDER OF SUCH ENTITY.

         10.5 No Partnership. Nothing herein is intended, nor shall it be deemed or construed as, to create a partnership, joint venture, or common interest in profits or income between Borrower and Lender, or to make Lender in any way responsible for the debts or losses of Borrower or with respect to the collateral described in the Security Instruments. Borrower and Lender disclaim any sharing of liabilities, losses, costs or expenses.

         10.6 Representations and Warranties. All representations and warranties of Borrower herein, and all covenants and agreements made by Borrower herein made before the effective date of this Agreement, shall survive such date.

         10.7 Notice. All notices, demands, requests, and communications permitted or required under this Agreement shall be in writing, may be personally served or sent by telex (confirmed by telephone), telecopier (confirmed by telephone), U.S. mail or any express mail service, and shall be effective upon receipt, such receipt being deemed to occur 48 hours after its deposit in the U.S. mail, postage prepaid or 24 hours after its transmission by telex, telecopier or express mail service, as the case may be, addressed to the individuals and addresses indicated below:

                  (a) If to Borrower:

                      Powell Industries, Inc.
                      8550 Mosley Drive
                      Houston, Texas 77075-1180

                  (b) If to Lender:

                      Bank of America, N.A.
                      P. O. Box 2518
                      Houston, Texas  77252-2518
                      Attention:  Daniel J. Lintner, Vice President

Any party may, by proper written notice to the other party, change the individuals or addresses to which such notices shall thereafter be sent.

         10.8 Prior Loan Agreement. This Agreement shall amend, modify, replace, and restate the Prior Loan Agreement, except that Borrower represents and warrants to Lender that all representations and warranties made by Borrower in such Prior Loan Agreement were true and correct as of the date thereof. Further, any and all references to the Prior Loan Agreement in any Note or other Loan Document are replaced for all purposes with a reference to this Agreement.

         10.9 Waiver Fee. If Lender, at its discretion, agrees to waive or amend any terms of this Agreement, Borrower will, at Lender's option, pay Lender a fee for each waiver or amendment in an amount advised by Lender at the time Borrower requests the waiver or amendment. Nothing in this Section shall imply that Lender is obligated to agree to any waiver or amendment requested by Borrower. Lender may impose additional requirements as a condition to any waiver or amendment.

         10.10 Fee for Late Financial Statements. If any of the financial information required by this Agreement is not provided to Lender within the time limits provided in this Agreement, Borrower will, at Lender's option, pay Lender a late fee in an amount set by Lender. The imposition and payment of a late fee shall not constitute a waiver of Lender's rights with respect to the default.

         10.11 Lender as Principal Depository. Borrower shall maintain Lender as its principal depository bank, including for the maintenance of business, cash management, operating and administrative deposit accounts.

         10.12 Binding Effect. All covenants and agreements of Borrower under this Agreement shall bind the respective successors and assigns of Borrower and shall inure to the benefit of Lender and its successors and assigns. The rights of Borrower under this Agreement are not assignable.

         10.13 Limited Waiver of Confidentiality. Borrower authorizes Lender to use its tax identification and corporate charter and number on financing statements or other public filings made by Lender pursuant to this Agreement and in connection thereunder, or otherwise, and waives any confidentiality and other similar rights Borrower may have in connection therewith.

         10.14 Inconsistencies and Conflicts. To the extent any irreconcilable conflicts or inconsistencies exist between the terms of this Agreement and any of the other Loan Documents, the terms of this Agreement shall govern and control.

         10.15 Renewal of Indebtedness. All provisions of this Agreement relating to the Notes shall apply with equal force and effect to each and all promissory notes hereafter executed which in whole or in part represent a renewal, extension or rearrangement of any part of the indebtedness originally represented by the Notes, or either of them, provided that nothing herein shall constitute a commitment or offer by Lender to such a renewal, extension or rearrangement.

         10.16 No Waiver. No course of dealing on the part of Lender, its officers or employees, nor any failure or delay by Lender with respect to exercising any of its rights, remedies, powers or privileges under the Loan Documents shall operate as a waiver thereof. No indulgence by Lender, or waiver of compliance with any of the terms, covenants, or provisions of the Loan Documents, shall be construed as a waiver of Lender's right to subsequently require strict performance by Borrower and any other Person of the Loan Documents. The rights and remedies of Lender under the Loan Documents shall be cumulative and the exercise or partial exercise of any such rights or remedies shall not preclude the exercise of any other rights or remedies.

         10.17 APPLICABLE LAW. EXCEPT AS OTHERWISE PROVIDED IN THE LOAN DOCUMENTS, THE LOAN DOCUMENTS SHALL BE DEEMED TO BE CONTRACTS MADE UNDER, AND SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY, THE LAWS OF THE STATE OF TEXAS AND THE LAWS OF THE UNITED STATES OF AMERICA APPLICABLE TO TRANSACTIONS WITHIN THE STATE OF TEXAS.

         10.18 Amendment. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

         10.19 Future Advances. No advance under the Notes shall constitute a waiver of any of the conditions of Lender's obligation to make further advances nor, in the event Borrower is unable to satisfy any such condition, shall any such waiver have the effect of precluding Lender from thereafter declaring such inability to be a Default.

         10.20 Severability. In the event any provision contained in any of the Loan Documents shall, for any reason, be held invalid, illegal or unenforceable in any respect, such provision shall be severed from the applicable Loan Document, and such invalidity, illegality or unenforceability shall not affect any other provision of the applicable Loan Document.

         10.21 Lender's Discretion. All matters hereunder that require Lender's discretion, (including, without limitation, whether Borrower has satisfied any condition precedent), Lender shall use its sole and reasonable discretion, except as otherwise provided for herein. Further, Lender may in its sole discretion waive any of its rights with respect to a particular Event of Default.

         10.22 Entire Agreement. This Agreement and the documents referred to herein embody the entire agreement with respect to the respective rights, obligations, and liabilities of the Parties and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof. THIS AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO ORAL AGREEMENTS BETWEEN THE PARTIES.

         10.23 Counterparts. This Agreement may be executed in two or more counterparts, and it shall not be necessary that any one counterparts be executed by all of the parties hereto. Each fully or partially executed counterpart shall be deemed an original, but all such counterparts taken together shall constitute but one and the same instrument.

         10.24 Privacy Statement. BORROWER ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED AND REVIEWED PRIOR TO THE EXECUTION OF THIS AGREEMENT A COPY OF LENDER'S PRIVACY POLICY DOCUMENT IN ACCORDANCE WITH THE GRAMM-LEACH-BILEY ACT AND ALL OTHER REQUIREMENTS OF LAW.

         10.25 Controlling Agreement. Borrower and Lender intend to conform strictly to the applicable usury laws. All agreements between Lender and Borrower (or any other party liable with respect to any indebtedness under this Agreement and the other Loan Documents) are hereby limited by the provisions of this Section which shall override and control all such agreements, whether now existing or hereafter arising and whether written or oral. In no way, nor in any event or contingency (including but not limited to prepayment, default, demand for payment, or acceleration of the maturity of any obligation), shall the interest contracted for, charged, or received under the Notes or otherwise exceed the Maximum Rate. If, from any possible construction of any document, interest would otherwise be payable to Lender in excess of the Maximum Rate, any such construction shall be subject to the provisions of this section and such document shall be automatically reformed and the interest payable to Lender shall be automatically reduced to the Maximum Rate, without the necessity of execution of any amendment or new document. If Lender shall ever receive anything of value which is characterized as interest under applicable law and which would apart from this provision be in excess of the Maximum Rate, an amount equal to the amount which would have been excessive interest shall at the option of Lender, be refunded to Borrower or applied to the reduction of the principal amount owing hereunder in the inverse order of its maturity and not to the payment of interest. The right to accelerate maturity of the Notes or any other indebtedness does not include the right to accelerate any interest which has not otherwise accrued on the date of such acceleration, and Lender does not intend to charge or receive any unearned interest in the event of acceleration. All interest paid or agreed to be paid to Lender shall, to the extend permitted by applicable law, be amortized, prorated, allocated and spread throughout the full stated term (including any renewal or extension) of such indebtedness so that the amount of interest on account of such indebtedness does not exceed the Maximum Rate.

         10.26 Business Loans. Borrower warrants and represents to Lender, and to all other holders of any debt evidenced by the Notes, that the loan evidenced by the Notes are and shall be for business, commercial, investment or other similar purpose and not primarily for personal, family, household or agricultural use.

         10.27 Arbitration and Waiver of Jury Trial.

                  (a) THIS SECTION CONCERNS THE RESOLUTION OF ANY CONTROVERSIES OR CLAIMS BETWEEN THE BORROWER AND THE LENDER, WHETHER ARISING IN CONTRACT, TORT OR BY STATUTE, INCLUDING BUT NOT LIMITED TO CONTROVERSIES OR CLAIMS THAT ARISE OUT OF OR RELATE TO: (I) THIS AGREEMENT (INCLUDING ANY RENEWALS, EXTENSIONS OR MODIFICATIONS); OR
         (II) ANY DOCUMENT RELATED TO THIS AGREEMENT (COLLECTIVELY A "CLAIM").

                  (b) AT THE REQUEST OF THE BORROWER OR LENDER, ANY CLAIM SHALL BE RESOLVED BY BINDING ARBITRATION IN ACCORDANCE WITH THE FEDERAL ARBITRATION ACT (TITLE 9, U. S. CODE) (THE "ACT"). THE ACT WILL APPLY EVEN THOUGH THIS AGREEMENT PROVIDES THAT IT IS GOVERNED BY THE LAW OF A SPECIFIED STATE.

                  (c) ARBITRATION PROCEEDINGS WILL BE DETERMINED IN ACCORDANCE WITH THE ACT, THE APPLICABLE RULES AND

         PROCEDURES FOR THE ARBITRATION OF DISPUTES OF JAMS OR ANY SUCCESSOR THEREOF ("JAMS"), AND THE TERMS OF THIS PARAGRAPH. IN THE EVENT OF ANY INCONSISTENCY, THE TERMS OF THIS PARAGRAPH SHALL CONTROL.

                  (d) THE ARBITRATION SHALL BE ADMINISTERED BY JAMS AND CONDUCTED IN ANY U. S. STATE WHERE REAL OR TANGIBLE PERSONAL PROPERTY COLLATERAL FOR THIS CREDIT IS LOCATED OR IF THERE IS NO SUCH COLLATERAL, IN TEXAS. ALL CLAIMS SHALL BE DETERMINED BY ONE ARBITRATOR; HOWEVER, IF CLAIMS EXCEED $5,000,000, UPON THE REQUEST OF ANY PARTY, THE CLAIMS SHALL BE DECIDED BY THREE ARBITRATORS. ALL ARBITRATION HEARINGS SHALL COMMENCE WITHIN 90 DAYS OF THE DEMAND FOR ARBITRATION AND CLOSE WITHIN 90 DAYS OF COMMENCEMENT AND THE AWARD OF THE ARBITRATOR(S) SHALL BE ISSUED WITHIN 30 DAYS OF THE CLOSE OF THE HEARING. HOWEVER, THE ARBITRATOR(S), UPON A SHOWING OF GOOD CAUSE, MAY EXTEND THE COMMENCEMENT OF THE HEARING FOR UP TO AN ADDITIONAL 60 DAYS. THE ARBITRATOR(S) SHALL PROVIDE A CONCISE WRITTEN STATEMENT OF REASONS FOR THE AWARD. THE ARBITRATION AWARD MAY BE SUBMITTED TO ANY COURT HAVING JURISDICTION TO BE CONFIRMED AND ENFORCED.

                  (e) THE ARBITRATOR(S) WILL HAVE THE AUTHORITY TO DECIDE WHETHER ANY CLAIM IS BARRED BY THE STATUTE OF LIMITATIONS AND, IF SO, TO DISMISS THE ARBITRATION ON THAT BASIS. FOR PURPOSES OF THE APPLICATION OF THE STATUTE OF LIMITATIONS, THE SERVICE ON JAMS UNDER APPLICABLE JAMS RULES OF A NOTICE OF CLAIM IS THE EQUIVALENT OF THE FILING OF A LAWSUIT. ANY DISPUTE CONCERNING THIS ARBITRATION PROVISION OR WHETHER A CLAIM IS ARBITRABLE SHALL BE DETERMINED BY THE ARBITRATOR(S). THE ARBITRATOR(S) SHALL HAVE THE POWER TO AWARD LEGAL FEES PURSUANT TO THE TERMS OF THIS AGREEMENT.

                  (f) THIS SECTION DOES NOT LIMIT THE RIGHT OF THE BORROWER OR THE LENDER TO: (I) EXERCISE SELF-HELP REMEDIES, SUCH AS BUT NOT LIMITED TO, SETOFF; (II) INITIATE JUDICIAL OR NONJUDICIAL FORECLOSURE AGAINST ANY REAL OR PERSONAL PROPERTY COLLATERAL; (III) EXERCISE ANY JUDICIAL OR POWER OF SALE RIGHTS, OR (IV) ACT IN A COURT OF LAW TO OBTAIN AN INTERIM REMEDY, SUCH AS BUT NOT LIMITED TO, INJUNCTIVE RELIEF, WRIT OF POSSESSION OR APPOINTMENT OF A RECEIVER, OR ADDITIONAL OR SUPPLEMENTARY REMEDIES.

                  (g) BY AGREEING TO BINDING ARBITRATION, THE PARTIES IRREVOCABLY AND VOLUNTARILY WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM. FURTHERMORE,

         WITHOUT INTENDING IN ANY WAY TO LIMIT THIS AGREEMENT TO ARBITRATE, TO THE EXTENT ANY CLAIM IS NOT ARBITRATED, THE PARTIES IRREVOCABLY AND VOLUNTARILY WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF SUCH CLAIM. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THIS AGREEMENT.

                   REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                            POWELL INDUSTRIES, INC.


                                            By:
                                               ---------------------------------
                                            Name:
                                                 -------------------------------
                                            Title:
                                                  ------------------------------

                                                                        BORROWER


                                            BANK OF AMERICA, N.A.


                                            By:
                                               ---------------------------------
                                            Name:
                                                 -------------------------------
                                            Title:
                                                  ------------------------------

                                                                          LENDER

                                   EXHIBIT "A"

                         FORM OF COMPLIANCE CERTIFICATE

         This Compliance Certificate (the "Certificate") is delivered pursuant to the Loan Agreement dated as of October 25, 2001 (together with all amendments and modifications, if any, from time to time made thereto, the "LOAN AGREEMENT"), between POWELL INDUSTRIES, INC. (the "BORROWER") and Bank of America, N.A. ("LENDER"). Unless otherwise defined, terms used herein (including the exhibits hereto) have the meanings provided in the Loan Agreement.

         The undersigned, being the duly elected, qualified and acting ______________ of the Borrower, on behalf of the Borrower and solely in his or her capacity as an officer of the Borrower, hereby certifies and warrants that:

         As of ________________, _________:

         Borrower was not in default of any of the provisions of the Loan Agreement during the period to which this Certificate relates;

         Tangible Net Worth. Borrower's consolidated Tangible Net Worth was $________________ as computed on Tangible Net Worth Exhibit attached hereto.

         Fixed Charge Coverage Ratio. Borrower's consolidated Fixed Charge Coverage Ratio was _____ to 1.0 as computed on the Fixed Charge Coverage Exhibit attached hereto.

         Funded Debt to EBITDA. Borrower's consolidated Funded Debt to EBITDA Ratio was _________ to 1.0 as computed on Funded Debt to EBITDA Exhibit attached hereto.

         IN WITNESS WHEREOF, the undersigned has executed and delivered this certificate, this ______ day of ______________, 20____.


                                            POWELL INDUSTRIES, INC.



                                            By:
                                               ---------------------------------
                                            Name:
                                                 -------------------------------
                                            Title:
                                                  ------------------------------

                           TANGIBLE NET WORTH EXHIBIT


                                                    PERIOD ENDING
                                                                   -------------

TANGIBLE NET WORTH (ON A CONSOLIDATED BASIS)


1.       Tangible Assets: value of Borrower's total assets
         (including leaseholds, leasehold improvements and
         reserves against assets, but EXCLUDING sum of all
         intangible assets as defined below*)                     $
                                                                   -------------

         (A) = Total Tangible Assets                              $
                                                                   -------------

2.       Total Liabilities:

         current liabilities                                      $
                                                                   -------------
         + long term liabilities (including, but not limited to,
         accrued and deferred income taxes)                       $
                                                                   -------------

         (A) = Total Liabilities                                  $
                                                                   -------------

3.       Non-Current Portion of Subordinated Liabilities      $
                                                               -------------

TANGIBLE NET WORTH = 1(A) - 2(A) + 3                          $
                                                               -------------

Required Tangible Net Worth:                                      $
                                                                   -------------

*the sum of goodwill, patents, trademarks, trade names, organization expense, unamortized debt discount and expense, capitalized or deferred research and development costs, deferred marketing expenses, and other like intangibles and monies due from affiliates, officers, directors, employees, shareholders, members or managers of Borrower.

                       FIXED CHANGE COVERAGE RATIO EXHIBIT

                                            12 MONTH PERIOD ENDING
                                                                   -------------


FIXED CHANGE COVERAGE RATIO (ON A CONSOLIDATED BASIS)

1.       EBITDA:
                  net income before income tax            $
                                                           ------------
         +        interest expense                        $
                                                           ------------
         +        depreciation                            $
                                                           ------------
         +        amortization                            $
                                                           ------------
         +        other non-cash charges                  $
                                                           ------------

         (A) = EBITDA                                     $
                                                           ------------

         Minus CASH TAXES PAID                            $
                                                           ------------

         Equals
         A1 = Cash Flow                                   $
                                                           ------------

2.       Current portion of long term debt (as of
         the date 12 months prior to the current          $
         financial statement)                              ------------
         + current portion of capitalized lease
           obligations                                    $
                                                           ------------
         + interest expense on all obligations            $
                                                           ------------
         + dividends paid                            $
                                                      ------------
         + CAPEX                                          $
                                                           ------------

         (A) = Fixed Charges                         $
                                                      ------------

DEBT SERVICE COVERAGE RATIO = 1(A)(1) / 2(A)                            to 1.0
                                                           ------------

Required ratio is:                                         1.25 to 1.0

                       FUNDED DEBT TO EBITDA RATIO EXHIBIT

                                            12 MONTH PERIOD ENDING
                                                                   -------------

FUNDED DEBT TO EBITDA RATIO (ON A CONSOLIDATED BASIS)

1.       Funded Debt:
         all outstanding liabilities for borrowed money     $
                                                             -----------
         + other interest-bearing liabilities, including
         current and long-term debt                      $
                                                          ----------

         LESS

         The non-current portion of Subordinated
         Liabilities to Borrower's obligations to Lender ($        )
                                                           --------

         (A)      = Funded Debt                             $
                                                             -----------

2.       EBITDA (from Fixed Charge Coverage Ratio
         Exhibit):                                       $
                                                          ---------

FUNDED DEBT TO EBITDA RATIO = 1(A) / 2:                                  to 1.0.
                                                              -----------

                                   EXHIBIT "B"

                                 PROMISSORY NOTE
                                (Revolving Note)

$25,000,000.00                   Houston, Texas                 October 25, 2001

                  FOR VALUE RECEIVED, the undersigned ("MAKER") promises to pay to the order of BANK OF AMERICA, N.A. ("PAYEE"), at its banking quarters in Houston, Harris County, Texas, the sum of TWENTY-FIVE MILLION AND NO/100 DOLLARS ($25,000,000.00), or so much thereof as may be advanced against this Note pursuant to the Amended and Restated Loan Agreement dated of even date herewith by and between Maker and Payee (as may be amended, modified, supplemented, or restated from time to time, the "LOAN AGREEMENT"), together with interest at the rates and calculated as provided in the Loan Agreement.

                  Reference is hereby made to the Loan Agreement for matters governed thereby, including, without limitation, certain events which will entitle the holder hereof to accelerate the maturity of all amounts due hereunder. Capitalized terms used but not defined in this Note shall have the meanings assigned to such terms in the Loan Agreement.

                  This Note is issued pursuant to, is the "REVOLVING NOTE" under, and is payable as provided in the Loan Agreement. This Note is a revolving note subject to the terms of the Loan Agreement, an amount borrowed, may be repaid and reborrowed. This Note is issued in renewal and replacement of certain indebtedness provided in Section 4.1(e) of the Loan Agreement. Subject to compliance with applicable provisions of the Loan Agreement, Maker may at any time pay the full amount or any part of this Note without the payment of any premium or fee, but such payment shall not, until this Note is fully paid and satisfied, excuse the payment as it becomes due of any payment on this Note provided for in the Loan Agreement.

                  THIS NOTE SHALL BE GOVERNED AND CONTROLLED BY THE LAWS OF THE STATE OF TEXAS WITHOUT GIVING EFFECT TO PRINCIPLES THEREOF RELATING TO CONFLICTS OF LAW; PROVIDED, HOWEVER, THAT CHAPTER 346 OF THE FINANCE CODE (WHICH REGULATES CERTAIN REVOLVING CREDIT LOAN ACCOUNTS AND REVOLVING TRIPARTY ACCOUNTS) SHALL NOT APPLY TO THIS NOTE.


                                            POWELL INDUSTRIES, INC.



                                            By:
                                               ---------------------------------
                                            Name:
                                                 -------------------------------
                                            Title:
                                                  ------------------------------

                                   EXHIBIT "C"

                                 PROMISSORY NOTE
                                   (Term Note)

$5,714,285.68                    Houston, Texas                 October 25, 2001

                  FOR VALUE RECEIVED, the undersigned ("MAKER") promises to pay to the order of BANK OF AMERICA, N.A. ("PAYEE"), at its banking quarters in Houston, Harris County, Texas, the sum of FIVE MILLION SEVEN HUNDRED FOURTEEN THOUSAND TWO HUNDRED EIGHTY-FIVE AND 68/100 DOLLARS ($5,714,285.68), or so much thereof as may be advanced against this Note pursuant to the Amended and Restated Loan Agreement dated of even date herewith by and between Maker and Payee (as may be amended, modified, supplemented, or restated from time to time, the "LOAN AGREEMENT"), together with interest at the rates and calculated as provided in the Loan Agreement.

                  Reference is hereby made to the Loan Agreement for matters governed thereby, including, without limitation, certain events which will entitle the holder hereof to accelerate the maturity of all amounts due hereunder. Capitalized terms used but not defined in this Note shall have the meanings assigned to such terms in the Loan Agreement.

                  This Note is issued pursuant to, is the "TERM NOTE" under, and is payable as provided in the Loan Agreement. This Note is issued in renewal and replacement of certain indebtedness provided in Section 4.1(e) of the Loan Agreement. Subject to compliance with applicable provisions of the Loan Agreement, Maker may at any time pay the full amount or any part of this Note without the payment of any premium or fee, but such payment shall not, until this Note is fully paid and satisfied, excuse the payment as it becomes due of any payment on this Note provided for in the Loan Agreement.

                  THIS NOTE SHALL BE GOVERNED AND CONTROLLED BY THE LAWS OF THE STATE OF TEXAS WITHOUT GIVING EFFECT TO PRINCIPLES THEREOF RELATING TO CONFLICTS OF LAW; PROVIDED, HOWEVER, THAT CHAPTER 346 OF THE FINANCE CODE (WHICH REGULATES CERTAIN REVOLVING CREDIT LOAN ACCOUNTS AND REVOLVING TRIPARTY ACCOUNTS) SHALL NOT APPLY TO THIS NOTE.


                                            POWELL INDUSTRIES, INC.



                                            By:
                                               ---------------------------------
                                            Name:
                                                 -------------------------------
                                            Title:
                                                  ------------------------------

                                   EXHIBIT "D"

                                JOINDER AGREEMENT


                  [Subsidiary], a corporation (the "SUBSIDIARY"), hereby agrees with (a) Bank of America, N.A. (the "LENDER"), under the Amended and Restated Loan Agreement dated as of October 25, 2001, between Powell Industries, Inc., a Nevada corporation and Lender (as modified from time to time, the "LOAN AGREEMENT," the capitalized terms of which are used herein unless otherwise defined herein), and (b) the other parties to the Guaranty dated as of even date therewith, executed in connection with the Loan Agreement, as follows:

                  In accordance with Section 3.11 of the Loan Agreement the Subsidiary hereby (a) joins the Guaranty, as a party thereto and assumes all the obligations of a Guarantor (as defined in the Guaranty) under the Guaranty, (b) agrees to be bound by the provisions of the Guaranty, and (c) confirms that, after joining the Guaranty, as set forth above, the representations and warranties set forth in the Loan Agreement and, the Guaranty with respect to the Subsidiary are true and correct in all material respects as of the date of this Joinder Agreement.

                  For purposes of notices under the Guaranty, the notice address for the Subsidiary is as follows:

                  ----------------------------------------

                  ----------------------------------------

                  ----------------------------------------
                  Attention:
                             -----------------------------
                  Telephone: (  )
                                 -------------------------
                  Telecopy:  (  )
                                 -------------------------

                  THIS WRITTEN AGREEMENT AND THE CREDIT DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

                  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

                  IN WITNESS WHEREOF this Joinder Agreement is executed and delivered as of the ______ day of _________________________, 20__.


                                                           [SUBSIDIARY]


                                                    By:
                                                       -------------------------
                                                    Name:
                                                         -----------------------
                                                    Title:
                                                          ----------------------



                                      D-ii